Exhibit 10.1

REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

        THIS REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of July 6, 2005, is entered into between TELTRONICS, INC., a Delaware corporation (the “Borrower”), and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (the “Lender”).

        WHEREAS, Borrower has requested that Lender make available to Borrower a revolving credit facility (the “Revolving Facility”) in a maximum principal amount at any time outstanding of up to Eight Million Dollars ($8,000,000) (the “Facility Cap”), and a term loan (the “Term Loan”) in a maximum principal amount of Three Million Dollars ($3,000,000) (the “Maximum Loan Amount”), the proceeds of which shall be used by Borrower as a manufacturer and to refinance existing indebtedness incurred in the purchase or generation of receivables and/or inventory and for any other lawful purpose authorized by this Agreement and for payments to Lender hereunder.; and

        WHEREAS, Lender is willing to make the Revolving Facility and the Term Loan available to Borrower upon the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower and Lender hereby agree as follows:

I.     DEFINITIONS

      1.1 General Terms

        For purposes of this Agreement, in addition to the definitions above and elsewhere in this Agreement, the terms listed in Appendix A hereto shall have the meanings given such terms in Appendix A, which is incorporated herein and made a part hereof. All capitalized terms used which are not specifically defined shall have meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified herein or in Appendix A, any agreement or contract referred to herein or in Appendix A shall mean such agreement as modified, amended or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in Appendix A elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP.

II.     ADVANCES, PAYMENT AND INTEREST

      2.1      The Revolving Facility

         (a)        Subject to the provisions of this Agreement, Lender shall make Advances to Borrower under the Revolving Facility from time to time during the Term, provided that, notwithstanding any other provision of this Agreement, the aggregate amount of all Advances at any one time outstanding under the Revolving Facility shall not exceed either of (a) the Facility Cap, and (b) the Availability. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement. Any determination as to whether there is availability within the Borrowing Base for Advances shall be made by Lender in its sole discretion and is final and binding upon Borrower. Unless otherwise permitted by Lender, each Advance shall be in an amount of at least

$1,000.   Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Facility up to and including the value, in U.S. Dollars, of the sum of (i) 85% of the Borrowing Base for Eligible Receivables and (ii) the lesser of (y) 50% of the Borrowing Base for Eligible Inventory based on the lower of cost or market or (z) 85% of the Borrowing Base for Eligible Inventory based on net orderly liquidation value, and, if applicable, less, (iii) amounts reserved pursuant to this Agreement (such calculated amount being referred to herein as the “Availability”). For purposes of this Agreement, the ” net orderly liquidation value” shall be determined by independent appraisers from time to time acceptable to Lender and at Borrower’s expense. Advances under the Revolving Facility shall be made automatically for the payment of interest on the Obligations on the date when due to the extent available and as provided for herein.

         (b)        Lender has established the above-referenced advance rate for Availability and, in its sole credit judgment, may further adjust the Availability and such advance rate by applying percentages (known as “liquidity factors”) to Eligible Receivables by payor class based upon Borrower’s actual recent collection history for each such payor class in a manner consistent with Lender’s underwriting practices and procedures, including without limitation Lender’s review and analysis of, among other things, Borrower’s historical returns, rebates, discounts, credits and allowances (collectively, the “Dilution Items”). Such liquidity factors and the advance rate for Availability may be adjusted by Lender throughout the Term as warranted by Lender’s underwriting practices and procedures in its sole credit judgment. Also, Lender shall have the right to establish from time to time, in its sole credit judgment, reserves against the Borrowing Base, which reserves shall have the effect of reducing the amounts otherwise eligible to be disbursed to Borrower under the Revolving Facility pursuant to this Agreement.

      2.2      Maturity

        All Advances and other Obligations shall be due and payable in full, if not earlier in accordance with this Agreement, on the earlier of (i) the occurrence of an Event of Default if required pursuant hereto or Lender’s demand upon an Event of Default, and (ii) the last day of the Term (such earlier date being the “Revolving Facility Maturity Date”).

      2.3      Interest

        Interest on outstanding Advances shall be payable monthly in arrears on the first day of each calendar month at an annual rate of Prime Rate plus 2.5%, provided, however, that, notwithstanding any provision of any Loan Document, the interest on outstanding Advances shall be not less than the Prime Rate as of the Closing (6.25%), in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on each Advance shall be due and payable on the first day of each calendar month, in accordance with the procedures provided for in Section 2.5 and Section 2.9, commencing August 1, 2005, and continuing until the later of the expiration of the Term and the full performance and irrevocable payment in full in cash of the Obligations and termination of this Agreement.

      2.4     Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate

        So long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Lender irrevocable written notice requesting an Advance under the Revolving

Facility by delivering to Lender not later than 11:00 a.m. (New York City time) at least one but not more than four Business Days before the proposed borrowing date of such requested Advance (the “Borrowing Date”), a completed Borrowing Certificate and relevant supporting documentation satisfactory to Lender, which shall (i) specify the proposed Borrowing Date of such Advance which shall be a Business Day, (ii) specify the principal amount of such requested Advance, (iii) certify the matters contained in Section 4.2, and (iv) specify the amount of any recoupments of any third-party payor being sought, requested or claimed, or, to Borrower’s knowledge, threatened against Borrower or Borrower’s Affiliates. Each time a request for an Advance is made, and, in any event and regardless of whether an Advance is being requested, on Tuesday of each week during the Term (and more frequently if Lender shall so request) until the Obligations are indefeasibly paid in cash in full and this Agreement is terminated, Borrower shall deliver to Lender a Borrowing Certificate accompanied by a separate detailed aging and categorizing of Borrower’s accounts receivable and accounts payable and such other supporting documentation with respect to the figures and information in the Borrowing Certificate as Lender shall reasonably request from a credit or security perspective or otherwise. On each Borrowing Date, Borrower irrevocably authorizes Lender to disburse the proceeds of the requested Advance to the appropriate Borrower’s account(s) as set forth on Schedule 2.4, in all cases for credit to the appropriate Borrower (or to such other account as to which the appropriate Borrower shall instruct Lender) via Federal funds wire transfer no later than 4:00 p.m. (New York City time).

      2.5      Revolving Facility Collections; Repayment; Borrowing Availability and Lockbox

        Each Borrower shall maintain one or more lockbox accounts (individually and collectively, the “Lockbox Account”) with one or more banks acceptable to Lender (each, a “Lockbox Bank”), and shall execute with each Lockbox Bank one or more agreements acceptable to Lender (individually and collectively, the “Lockbox Agreement”), and such other agreements related thereto as Lender may require. Each Borrower shall ensure that all collections of their respective Accounts and all other cash payments received by any Borrower are paid and delivered directly from Account Debtors and other Persons into the appropriate Lockbox Account. The Lockbox Agreements shall provide that the Lockbox Banks immediately will transfer all funds paid into the Lockbox Accounts into a depository account or accounts maintained by Lender or an Affiliate of Lender at such bank as Lender may communicate to Borrower from time to time (the “Concentration Account”). Notwithstanding and without limiting any other provision of any Loan Document, Lender shall apply, on a daily basis, all funds transferred into the Concentration Account pursuant to the Lockbox Agreement and this Section 2.5 in such order and manner as determined by Lender. To the extent that any Accounts collections of any Borrower or any other cash payments received by any Borrower are not sent directly to the appropriate Lockbox Account but are received by any Borrower or any of their Affiliates, such collections and proceeds shall be held in trust for the benefit of Lender and immediately remitted (and in any event within two (2) Business Days), in the form received, to the appropriate Lockbox Account for immediate transfer to the Concentration Account. Borrower acknowledges and agrees that compliance with the terms of this Section 2.5 is an essential term of this Agreement, and that, in addition to and notwithstanding any other rights Lender may have hereunder, under any other Loan Document, under applicable law or at equity, upon each and every failure by any Borrower or any of their Affiliates to comply with any such terms Lender shall be entitled to assess a non-compliance fee which shall operate to increase the Applicable Rate by two percent (2.0%) per annum during any period of non-compliance, whether or not a Default or an Event of Default occurs or is declared, provided that nothing shall prevent Lender from considering any failure to comply with the terms of this Section 2.5 to be a Default or an Event of Default. All funds transferred to the Concentration Account for application to the Obligations under the Revolving Facility shall be applied to reduce the Obligations under the Revolving Facility, but, for purposes of calculating interest hereunder, shall be subject to a three (3) Business Day clearance period. If as the result of collections of Accounts and/or any other cash payments received by any Borrower pursuant to this Section 2.5 a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of a Borrower, but shall be available to the appropriate Borrower in accordance with the terms of this Agreement. If applicable, at any time prior to the execution of all or any of the Lockbox Agreements and operation of all or any of the Lockbox Accounts, each Borrower and their Affiliates shall direct all collections or proceeds it receives on Accounts or from other Collateral to the accounts(s) and in the manner specified by Lender in its sole discretion.

       2.6     Term Loan

        Subject to the terms and conditions set forth in this Agreement, Lender agrees to loan to Borrower on the Closing Date the Maximum Loan Amount in the form of the Term Loan to be constituted of a single draw equal to such Maximum Loan Amount to be disbursed to the appropriate Borrower’s account(s) as set forth on Schedule 2.6. The Term Loan is not a revolving credit facility, and any repayments of principal shall be applied to permanently reduce the Term Loan.

      2.7     Interest on the Term Loan

        Interest on the outstanding balance of the Term Loan shall be payable monthly in arrears on the first day of each calendar month at an annual rate of the Prime Rate plus 3.5%, provided, however, that, notwithstanding, any other provision of any Loan Document, the interest on the outstanding principal balance of the Term Loan shall be not less than the Prime Rate as of the Closing (6.25%), in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on the Term Loan shall be due and payable on the first day of each calendar month commencing August 1, 2005, and continuing until the later of the expiration of the Term and the full performance and irrevocable payment in full in cash of the Obligations and termination of this Agreement. Advances under the Revolving Facility shall be made automatically for the payment of interest on the Term Loan and other Obligations on the date when due to the extent available and as provided for herein.

      2.8     Repayment of Term Loan; Maturity

        Payment of principal and all other amounts outstanding under the Term Loan and all other Obligations due hereunder shall be due and payable in full and shall mature, if not earlier in accordance with this Agreement, on the earlier of (i) the occurrence of an Event of Default if required pursuant hereto or Lender’s demand upon an Event of Default and (ii) the third anniversary of the Closing Date (the “Term Loan Maturity Date”).

        Payment of the outstanding principal balance of the Term Loan (in addition to the interest payments in Section 2.7) and all other amounts (other than interest) outstanding under the Term Loan shall be made in 35 equal monthly installments in the amount of $ 83,333.34 each on the first day of each month, commencing on August 1, 2005, and continuing through and including June 1, 2008, with a final installment in the full amount of the outstanding balance of the Term Loan due on the Term Loan Maturity Date.

      2.9      Promise to Pay; Manner of Payment

        Borrower absolutely and unconditionally promises to pay principal, interest and all other amounts payable hereunder, or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupment, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. All payments made by Borrower (other than payments automatically paid through Advances under the Revolving Facility as provided herein), shall be made only by wire transfer on the date when due, without offset or counterclaim, in U.S. Dollars, in immediately available funds to such account as may be indicated in writing by Lender to Borrower from time to time. Any such payment received after 2:00 p.m. (New York City time) on the date when due shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.

      2.10     Repayment of Excess Advances

        Any balance of Advances under the Revolving Facility outstanding at any time in excess of the lesser of the Facility Cap or the Availability shall be immediately due and payable by Borrower without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred or is continuing and shall be paid in the manner specified in Section 2.9.

      2.11      Other Mandatory Prepayments

        In addition to and without limiting any provision of any Loan Document:

         (a)        if a Change of Control occurs, on or prior to the first Business Day following the date of such Change of Control, Borrower shall prepay the Loans, including, without limitation, all outstanding Advances and all other Obligations, in full in cash together with accrued interest thereon to the date of prepayment and all other amounts owing to Lender under the Loan Documents;

         (b)        if Borrower sells any of its assets or properties, sells or issues any securities (debt or equity), capital stock or ownership interests, receives any capital contributions, receives any property damage insurance award which is not used to repair or replace the property covered thereby or incurs any Indebtedness except for Permitted Indebtedness, then it shall apply the proceeds thereof to the extent they exceed $25,000 in any single transaction or $100,000 in the aggregate in any fiscal year to the prepayment of the Loans together with accrued interest thereon and all other Obligations owing to Lender under the Loan Documents, such payment to be applied at such time and in such manner and order as Lender shall decide in its sole discretion; provided, however, that if no Event of Default exists, Borrower may retain up to $1,000,000 of proceeds from the sale of the Vision Product Line to the extent such proceeds are (i) retained in depository account with respect to which Lender has an account control agreement in place and (ii) promptly applied by Borrower to settle existing disputes with Tri-Link, and any such proceeds not so applied, plus any such proceeds in excess of $1,000,000 shall be applied to the Obligations in such manner and in such order as Lender shall elect; provided, further, however, that Borrower shall apply any amounts received by Borrower in connection with its issuance of any securities

(debt or equity) first, to the outstanding principal balance of the Term Loan to the extent thereof and, next to such other purposes as Borrower may elect consistent with the terms of this Agreement; and

         (c)        until such time as the Obligations relating to the Term Loan are indefeasibly paid in full in cash and fully performed, fifty percent (50%) of Borrower’s Excess Cash Flow for each fiscal year shall be paid by Borrower to Lender and shall be applied by Lender to reduce the Obligations relating to the Term Loan. Such payments shall be made no later than thirty (30) calendar days after preparation of Borrower’s audited financial statements, but in any event not later than one hundred and forty-five (145) calendar days after the end of the fiscal year to which such Excess Cash Flow relates, provided, however, that Borrower’s Excess Cash Flow for the fiscal year ending December 31, 2005 shall be measured with respect to the period beginning on the Closing Date and ending on December 31, 2005; provided, further, however, that such payments are to be applied to the Obligations relating to the Term Loan at such time and in such manner and order as Lender shall decide in its sole discretion.

      2.12      Payments by Lender

        Should any amount required to be paid under any Loan Document be unpaid, such amount may be paid by Lender, which payment shall be deemed a request for an Advance under the Revolving Facility as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Lender by way of direct payment of the relevant amount, interest or Obligations. No payment or prepayment of any amount by Lender or any other Person shall entitle any Person to be subrogated to the rights of Lender under any Loan Document unless and until the Obligations have been fully performed and paid irrevocably in cash and this Agreement has been terminated. Any sums expended by Lender as a result of any Borrower’s or any Guarantor’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower’s account as an Advance under the Revolving Facility and added to the Obligations.

       2.13      Grant of Security Interest; Collateral

         (a)        To secure the payment and performance of the Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon, and pledges to Lender, all of its right, title and interest in and to the following (collectively and each individually, the “Collateral”), which security interest is intended to be a first priority security interest:

              (i)        all of such Borrower’s tangible personal property, including without limitation all present and future Inventory and Equipment (including items of equipment which are or become Fixtures), now owned or hereafter acquired;

              (ii)        all of such Borrower’s intangible personal property, including without limitation all present and future Accounts, securities, contract rights, Permits, General Intangibles, Chattel Paper, Investment Property, Documents, Instruments, Deposit Accounts, Letter-of-Credit Rights and Supporting Obligations, rights to the payment of money or other forms of consideration of any kind, tax refunds, insurance proceeds, now owned or hereafter acquired, and all intangible and tangible personal property relating to or arising out of any of the foregoing;

              (iii)        all of such Borrower’s present and future Government Contracts and rights thereunder and the related Government Accounts and proceeds thereof, now or hereafter owned or acquired by such Borrower; provided, however, that Lender shall not have a security interest in any rights under any Government Contract of such Borrower or in the related Government Account where the taking of such security interest would be a violation of an express prohibition contained in the Government Contract (for purposes of this limitation, the fact that a Government Contract is subject to, or otherwise refers to, Title 31, § 203 or Title 41, § 15 of the United States Code shall not be deemed an express prohibition against assignment thereof) or is prohibited by applicable law; and

              (iv)        any and all additions to any of the foregoing, and any and all replacements, products and proceeds (including insurance proceeds) of any of the foregoing.

         (b)        Notwithstanding the foregoing provisions of this Section 2.13, such grant of a security interest shall not extend to, and the term “Collateral” shall not include, any General Intangibles of Borrower to the extent that (i) such General Intangibles are not assignable or capable of being encumbered as a matter of law or under the terms of any license or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law) without the consent of the licensor thereof or other applicable party thereto, and (ii) such consent has not been obtained; provided, however, that the foregoing grant of a security interest shall extend to, and the term “Collateral” shall include, each of the following: (a) any General Intangible which is in the nature of an Account or a right to the payment of money or a proceed of, or otherwise related to the enforcement or collection of, any Account or right to the payment of money, or goods which are the subject of any Account or right to the payment of money, (b) any and all proceeds of any General Intangible that is otherwise excluded to the extent that the assignment, pledge or encumbrance of such proceeds is not so restricted, and (c) upon obtaining the consent of any such licensor or other applicable party with respect to any such otherwise excluded General Intangible, such General Intangible as well as any and all proceeds thereof that might theretofore have been excluded from such grant of a security interest and from the term “Collateral.”

         (c)        In addition to the foregoing, to secure the payment and performance of the Obligations, Borrower has pledged to Lender all of the securities Borrower owns in its Foreign Subsidiaries pursuant to the Stock Pledge Agreement.

         (d)        Upon the execution and delivery of this Agreement, and upon the proper filing of the necessary financing statements recordation of the Collateral Patent and Trademark Assignment in the United States Patent and Trademark Office, and proper delivery of the necessary stock certificates, without any further action, Lender will have a good, valid and perfected first priority Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Lender, and/or (ii) in connection with Permitted Liens.

      2.14 Collateral Administration

         (a)        All Collateral (except Deposit Accounts) will at all times be kept by Borrower at the locations set forth on Schedule 5.18B hereto and shall not, without thirty (30) calendar days prior written notice to Lender, be moved therefrom, and in any case shall not be moved outside the continental United States.

         (b)        Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit such records to Lender on such periodic bases as

Lender may request. In addition, if Accounts of Borrower in an aggregate face amount in excess of $50,000 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Receivables, Borrower shall notify Lender of such occurrence on the first Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If requested by Lender, Borrower shall execute and deliver to Lender formal written assignments of all of its Accounts weekly or daily as Lender may request, including all Accounts created since the date of the last assignment, together with copies of claims, invoices and/or other information related thereto. To the extent that collections from such assigned accounts exceed the amount of the Obligations, such excess amount shall not accrue interest in favor of Borrower, but shall be available to Borrower upon Borrower’s written request.

         (c)        Whether or not an Event of Default has occurred, any of Lender’s officers, employees, representatives or agents shall have the right, at any time during normal business hours, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process.

         (d)        To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. Lender shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors owing Accounts to Borrower that their Accounts have been assigned to Lender and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorney’s fees, to Borrower.

         (e)        As and when determined by Lender in its sole discretion, Lender will perform the searches described in clauses (i) and (ii) below against Borrower and Guarantors (the results of which are to be consistent with Borrower’s representations and warranties under this Agreement), all at Borrower’s expense: (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where Borrower and/or any Guarantors maintains their respective executive offices, a place of business or assets; and (ii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (i) above.

         (f)        Borrower (i) shall provide prompt written notice to its current bank to transfer all items, collections and remittances to the Concentration Account, (ii) in the event that Borrower and Lender enter into a Lockbox Account other than the one in existence as of the Closing Date, shall provide prompt written notice to each Account Debtor that Lender has been granted a lien and security interest in, upon and to all Accounts applicable to such Account Debtor and shall direct each Account Debtor to make payments to the appropriate Lockbox Account, and Borrower hereby authorizes Lender, upon any failure to send such notices and directions within ten (10) calendar days after the date of this Agreement (or ten (10) calendar days after the Person becomes an Account Debtor), to send any and all similar notices and directions to such Account Debtors, and (iii) shall do anything further that may be lawfully required by Lender to secure Lender and effectuate the intentions of the Loan Documents. At Lender’s request, Borrower shall immediately deliver to Lender all items for which Lender must receive possession to obtain a perfected security interest and all notes, certificates, and documents of title, Chattel Paper, warehouse receipts, Instruments, and any other similar instruments constituting Collateral.

      2.15      Power of Attorney

        Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (i) endorse the name of any such Person upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to such Person and constitute collections on its or their Accounts; (ii) execute in the name of such Person any financing statements, schedules, assignments, instruments, documents, and statements that it is or they or are obligated to give Lender under any of the Loan Documents; and (iii) do such other and further acts and deeds in the name of such Person that Lender may deem necessary or desirable to enforce any Account or other Collateral or to perfect Lender’s security interest or lien in any Collateral. In addition, if any such Person breaches its obligation hereunder to direct payments of Accounts or the proceeds of any other Collateral to the appropriate Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Lender’s officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts or any other Collateral to the appropriate Lockbox Account.

      2.16       Evidence of Loans

         (a)        Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the indebtedness and obligations to such Lender resulting from each Loan made by such Lender from time to time, including without limitation, the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

         (b)        The entries made in the electronic or written records maintained pursuant to subsection (b) of this Section 2.16 (the “Register”) shall be prima facie evidence of the existence and amounts of the obligations and indebtedness therein recorded; provided, however, that the failure of the Lender to maintain such records or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans or Obligations in accordance with their terms.

         (c)        Lender will account to Borrower monthly with a statement of Advances under the Revolving Facility, and any charges and payments made pursuant to this Agreement, and in the absence of manifest error, such accounting rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrower in writing to the contrary within fifteen calendar days of Receipt of each accounting, which notice shall be deemed an objection only to items specifically objected to therein.

         (d)        Borrower agrees that:

              (i)        upon written notice by Lender to the Borrower that a promissory note or other evidence of indebtedness is requested by Lender to evidence the Loans and other Obligations owing or payable to, or to be made by, such Lender, Borrower shall promptly (and in any event within three Business Days of any such request) execute and deliver to Lender an appropriate promissory note or notes in form and substance reasonably acceptable to the Lender and Borrower, payable to the order of Lender or in a principal amount equal to the amount of the Loans owing or payable to Lender;

              (ii)        all references to “Notes” in the Loan Documents shall mean Notes, if any, to the extent issued (and not returned to the Borrower for cancellation) hereunder, as the same may be amended, modified, divided, supplemented and/or restated from time to time; and

              (iii)        upon Lender’s written request, and in any event within three Business Days of any such request, borrower shall execute and deliver to Lender new notes and/or divide the notes in exchange for then existing notes in such smaller amounts or denominations as Lender shall specify in its sole and absolute discretion; provided, that the aggregate principal amount of such new Notes shall not exceed the aggregate principal amount of the Notes outstanding at the time such request is made; and provided, further, that such notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new notes and returned to the Borrower within a reasonable period of time after Lender’s receipt of the replacement notes.

III.     FEES AND OTHER CHARGES; ALLOCATION OF PURCHASE PRICE

       3.1      Commitment Fee; Finance Fee

        On or before the Closing Date, Borrower shall pay to Lender (a) 1.5% of the Facility Cap (of which one half shall be payable on the Closing Date and one half shall be payable on the first anniversary of the Closing Date) and (b) 2.0% of the Maximum Loan Amount (of which one half shall be payable on the on the first anniversary of the Closing Date and one half shall be payable on the on the second anniversary of the Closing Date), in each case as a nonrefundable commitment fee.

        Upon the payment in full of the Term Loan, whether upon prepayment, on the Term Loan Maturity Date, upon termination of this Agreement or upon acceleration after the occurrence of an Event of Default, Borrower shall pay to Lender 2.0% of the Maximum Loan Amount as a nonrefundable financing fee.

       3.2     Unused Line Fee

        Borrower shall pay to Lender monthly an unused line fee (the “Unused Line Fee”) in an amount equal to 0.0416% (per month) of the difference derived by subtracting (i) the daily average amount of the balances under the Revolving Facility outstanding during the preceding month, from (ii) the Facility Cap. The Unused Line Fee shall be payable monthly in arrears on the first day of each successive calendar month (starting with the month in which the Closing Date occurs).

      3.3      Collateral Management Fee

        Borrower shall pay Lender as additional interest a monthly collateral management fee (the “Collateral Management Fee”) equal to $2,500 per month. The Collateral Management Fee shall be payable monthly in arrears on the first day of each successive calendar month (starting with the month in which the Closing Date occurs).

      3.4     Early Termination Fees

        If (i) Borrower terminates the Revolving Facility under Section 11.1 hereof, (ii) Lender demands or Borrower is otherwise required to make payment in full of the Revolving Facility and/or Obligations relating to the Revolving Facility upon the occurrence of an Event of Default, (iii) a Change of Control or payment pursuant to Section 2.11 occurs, (iv) any other voluntary or involuntary prepayment of the Revolving Facility and/or Obligations relating to the Revolving Facility by Borrower or any other Person occurs (other than reductions to zero of the outstanding balance of the Revolving Facility resulting from the ordinary course operation of the provisions of Section 2.5), whether by virtue of Lender’s exercising its right of set-off or otherwise, (v) Lender accelerates the payment of the Obligations or makes any demand for payment of the Obligations, or (vi) any payment or reduction of the outstanding balance of the Revolving Facility is made during a bankruptcy, reorganization or other proceeding or is made pursuant to any plan of reorganization or liquidation or any Debtor Relief Law, (each, a “revolver termination”), then, at the effective date of any such revolver termination, Borrower shall pay Lender (in addition to the then outstanding principal, accrued interest and other Obligations relating to the Revolving Facility pursuant to the terms of this Agreement and any other Loan Document), as yield maintenance for the loss of bargain and not as a penalty, an amount equal to the applicable Minimum Termination Fee.

       3.5     Computation of Fees; Lawful Limits

        All fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.5 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

      3.6      Default Rate of Interest

        Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by 3.0% per annum (the “Default Rate”) upon notice by Lender to Borrower.

      3.7     [Reserved]

      3.8     Warrants

        As additional consideration for the extensions of credit hereunder and as more fully described in the Warrant Agreement, Borrower shall issue and deliver to CapitalSource Holdings LLC on the Closing Date, the Warrant. The Warrant and number of securities purchasable upon exercise of the Warrant shall be subject to adjustment and shall be subject to various rights in favor of Lender as set forth in the Warrant Agreement.

      3.9      Warrants; Allocation of Purchase Price

        As additional consideration for the extensions of credit hereunder and as more fully described in the Warrant Agreement, Borrower shall issue and deliver to CapitalSource Holdings LLC on the Closing Date, the Warrant. The Warrant and number of securities purchasable upon exercise of the Warrant shall be subject to adjustment and shall be subject to various rights in favor of Lender as set forth in the Warrant Agreement. Borrower and Lender agree that the fair market value of the Warrant as of its issue date is $ 56,697. Borrower and Lender agree to recognize and adhere to this valuation of the Warrant set forth herein for all federal and state income tax purposes.]

IV.     CONDITIONS PRECEDENT

      4.1      Conditions to Initial Advance, Funding of Term Loan and Closing

        The obligations of Lender to consummate the transactions contemplated herein and to make the initial Advance under the Revolving Facility (the “Initial Advance”) and to fund the Term Loan are subject to the satisfaction, in the sole judgment of Lender, of the following:

         (a)        (i) Borrower shall have delivered to Lender (A) the Loan Documents to which it is a party, each duly executed by an authorized officer of Borrower and the other parties thereto, and (B) a Borrowing Certificate for the Initial Advance under the Revolving Facility executed by an authorized officer of Borrower, and (ii) each Guarantor shall have delivered to Lender the Loan Documents to which such Guarantor is a party, each duly executed and delivered by such Guarantor or an authorized officer of such Guarantor, as applicable, and the other parties thereto;

         (b)        all in form and substance satisfactory to Lender in its sole discretion, Lender shall have received (i) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to each Borrower and Guarantor in each jurisdiction determined by Lender in its sole discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Loan Document or under law or requested by Lender to be filed, registered or recorded to create in favor of Lender, a perfected first priority security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;

         (c)        Lender shall have received (i) the Charter and Good Standing Documents, all in form and substance acceptable to Lender, (ii) a certificate of the corporate secretary or assistant secretary of each Borrower dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents, in form and substance acceptable to Lender, and (iii) the written legal opinion of counsel for Borrower and Guarantors, in form and substance satisfactory to Lender and its counsel;

         (d)        Lender shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of each Borrower and Guarantor, in form and substance satisfactory to Lender (each, a “Solvency Certificate”), certifying (i) the solvency of such Person after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, and (ii) as to such Person’s financial resources and ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date and the Borrowing Date for the Initial Advance and

the date of funding of the Term Loan and after giving effect to such transactions and Indebtedness: (A) the assets of such Person, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to such Person;

         (e)        Lender shall have completed examinations, the results of which shall be satisfactory in form and substance to Lender, of the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of each Borrower and Guarantor, and each such Person shall have demonstrated to Lender’s satisfaction that (i) its operations comply, in all respects deemed material by Lender, in its sole judgment, with all applicable federal, state, foreign and local laws, statutes and regulations, (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by Lender, in its sole judgment, and (iii) it has no liability (whether contingent or otherwise) that is deemed material by Lender, in its sole judgment;

         (f)        Lender shall have received all fees, charges and expenses payable to Lender on or prior to the Closing Date pursuant to the Loan Documents;

         (g)        all in form and substance satisfactory to Lender in its sole discretion, Lender shall have received such consents, approvals and agreements, including, without limitation, any applicable Landlord Waivers and Consents with respect to any and all leases set forth on Schedule 5.5, from such third parties as Lender and its counsel shall determine are necessary or desirable with respect to (i) the Loan Documents and/or the transactions contemplated thereby, and/or (ii) claims against any Borrower or Guarantor or the Collateral;

         (h)        Borrower shall be in compliance with Section 7.13(b) and Section 6.5, and Lender shall have received (i) certified copies of all such insurance policies, and (ii) original certificates of such insurance policies confirming that they are in effect and that the premiums due and owing with respect thereto have been paid in full and naming Lender as sole beneficiary or loss payee and additional insured, as appropriate;

         (i)        all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of Borrower) shall be satisfactory to Lender;

         (j)        Lender shall have received, in form and substance satisfactory to Lender, (i) evidence of the repayment in full and termination of Borrower’s credit facility with The CIT Group/Business Credit, Inc., the satisfaction in full of the Harris Note and repayment of vendors in amounts as may be necessary to repay certain key payables (as disclosed to Lender prior to the Closing Date) unpaid more than 60 days after their due date and all related documents, agreements and instruments and of all Liens, security interests and Uniform Commercial Code financing statements relating thereto, and (ii) release and termination of any and all Liens, security interest and/or Uniform Commercial Code financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens);

         (k)        Borrower shall not be in default under any written contract or in respect of any borrowed money, other than defaults in respect of agreements with Tri-Link, whose claims are secured only by certain identified assets purchased by Borrower from Tri-Link;

         (l)        Borrower must have Availability equal to a minimum of $1,000,000;

         (m)        Lender shall have received evidence satisfactory to it that Harris Corporation has accepted repayment in an amount not to exceed $4,000,000 in satisfaction of the balance owing under the Harris Note;

         (n)        Borrower, shall have achieved for the twelve month period ending June 1, 2005 (i) EBITDA of not less than $3,000,000, and (ii) a Fixed Charge Coverage Ratio of not less than 1.1 to 1.0;

         (o)        Borrower shall have executed and filed IRS Form 8821 with the appropriate office of the Internal Revenue Service; and

         (p)        Lender shall have received such other documents, certificates, information or legal opinions as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender.

      4.2 Conditions to Each Advance and Funding of Term Loan

        The obligations of Lender to make any Advance (including, without limitation, the Initial Advance) and to fund the Term Loan are subject to the satisfaction, in the sole judgment of Lender, of the following additional conditions precedent:

         (a)        Borrower shall have delivered to Lender a Borrowing Certificate for the Advance executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Borrowing Date of such Advance that the conditions contained in this Section 4.2 have been satisfied; provided, however, that any determination as to whether to fund Advances or extensions of credit shall be made by Lender in its sole discretion;

         (b)        each of the representation and warranties made by Borrower in or pursuant to this Agreement shall be accurate, before and after giving effect to such Advance and/or funding the Term Loan;

         (c)        no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the Advance under the Revolving Facility or the funding of the Term Loan on such date;

         (d)        immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of Advances under the Revolving Facility shall not exceed either the Availability and the Facility Cap;

         (e)        except as disclosed in the historical financial statements, there shall be no liabilities or obligations with respect to Borrower of any nature whatsoever which, either individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect;

         (f)        Lender shall have received all fees, charges and expenses payable to Lender on or prior to such date pursuant to the Loan Documents.

V.     REPRESENTATIONS AND WARRANTIES

        Borrower, jointly and severally, represents and warrants as of the date hereof, the Closing Date, each Borrowing Date and, if applicable, the date of funding of the Term Loan as follows:

      5.1      Organization and Authority

        Borrower is a corporation duly organized, validly existing and in good standing under the laws of its state of formation. Borrower (i) has all requisite corporate power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify could reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite power and authority (A) to execute, deliver and perform the Loan Documents to which it is a party, (B) to borrow hereunder, (C) to consummate the transactions contemplated under the Loan Documents, and (D) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such an “investment company.”

      5.2      Loan Documents

        The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) have been duly authorized by all requisite action of each such Person and have been duly executed and delivered by or on behalf of each such Person; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on any such Person or any of their respective properties, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of any such Person, or any agreement between any such Person and its respective stockholders, members, partners or equity owners or among any such stockholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which any such Person is a party, or by which the properties or assets of such Person are bound, the effect of which could reasonably be expected to have a Material Adverse Effect; (iv) except as set forth therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any such Person, and (v) except as set forth on Schedule 5.2, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person. When executed and delivered, each of the Loan Documents to which Borrower is a party will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

      5.3       Subsidiaries, Capitalization and Ownership Interests

        Schedule 5.3 states the authorized and issued capitalization of Borrower, the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of

Borrower and the record and beneficial owners thereof (including options, warrants and other rights to acquire any of the foregoing). The outstanding equity securities and/or ownership, voting or partnership interests of Borrower have been duly authorized and validly issued and are fully paid and nonassessable, and each Person listed on Schedule 5.3 owns beneficially and of record all the equity securities and/or ownership, voting or partnership interests it is listed as owning free and clear of any Liens other than Liens created by the Security Documents. Schedule 5.3 also lists the directors, members, managers and/or partners of Borrower. Except as listed on Schedule 5.3, Borrower does not own an interest or participates or engages in any joint venture, partnership or similar arrangements with any Person.

      5.4      Properties

        Borrower (i) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets, including the Collateral, whether personal or real, subject to no transfer restrictions or Liens of any kind except for Permitted Liens, and (ii) is in compliance in all material respects with each lease to which it is a party or otherwise bound. Schedule 5.4 lists all real properties (and their locations) owned or leased by or to, and all other assets or property that are leased or licensed by, Borrower and all leases (including leases of leased real property) covering or with respect to such properties and assets. Borrower enjoys peaceful and undisturbed possession under all such leases and such leases are all the leases necessary for the operation of such properties and assets, are valid and subsisting and are in full force and effect.

       5.5     Other Agreements

        Borrower is not (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would materially adversely affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (ii) except as disclosed in Schedule 5.6 in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect; or (iii) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or management fee with respect to, the ownership, operation, leasing or performance of any of its business or any facility, nor is there any manager with respect to any such facility.

       5.6     Litigation

        Other than as described in Schedule 5.6, there is no action, suit, proceeding or investigation pending or, to their knowledge, threatened against Borrower that (i) questions or could prevent the validity of any of the Loan Documents or the right of Borrower to enter into any Loan Document or to consummate the transactions contemplated thereby, (ii) could reasonably be expected to be or have, either individually or in the aggregate, any Material Adverse Change or Material Adverse Effect, or (iii) could reasonably be expected to result in any Change of Control or other change in the current ownership, control or management of Borrower. Borrower is not aware that there is any basis for the foregoing. Borrower is not a party or subject to any order, writ, injunction, judgment or decree of any

Governmental Authority. There is no action, suit, proceeding or investigation initiated by Borrower currently pending. Borrower has not any existing accrued and/or unpaid Indebtedness to any Governmental Authority or any other governmental payor.

      5.7     Hazardous Materials

        Borrower is in compliance in all material respects with all applicable Environmental Laws. Borrower has not been notified of any action, suit, proceeding or investigation (i) relating in any way to compliance by or liability of Borrower under any Environmental Laws, (ii) which otherwise deals with any Hazardous Substance or any Environmental Law, or (iii) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance.

      5.8     Tax Returns; Governmental Reports

         (a)        Except as disclosed in Schedule 5.8, Borrower (i) has not received any oral or written communication from the Internal Revenue Service with respect to any investigation or assessment relating to the Borrower directly, or relating to any consolidated tax return which was filed on behalf of Borrower, (ii) is not aware of any year which remains open pending tax examination or audit by the IRS, and (iii) is not aware of any information that could give rise to an IRS tax liability or assessment.

         (b)        Borrower (i) has filed all federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by Borrower, and (ii) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that Borrower is currently contesting in good faith and that are described on Schedule 5.8

      5.9     Financial Statements and Reports

        All financial statements and financial information relating to Borrower that have been or may hereafter be delivered to Lender by Borrower are accurate and complete in all material respects and have been prepared in accordance with GAAP consistently applied with prior periods. Borrower has no material obligations or liabilities of any kind not disclosed in such financial information or statements, and since the date of the most recent financial statements submitted to Lender, there has not occurred any Material Adverse Change or Material Adverse Effect or, to Borrower’s knowledge, any other event or condition that could reasonably be expected to have a Material Adverse Effect.

      5.10     Compliance with Law

        Borrower (i) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to Borrower and/or Borrower’s business, assets or operations, including, without limitation, ERISA, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing , in each case except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect. Borrower has not received any notice that Borrower is not in compliance in any respect with any of the requirements of any of the foregoing. Borrower has (a) not engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (b) not failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (c) no knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (d) no fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (e) not withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980. With respect to Borrower, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. § 2615.3 has not been waived.

      5.11     Intellectual Property

        Except as set forth on Schedule 5.11, Borrower does not own, license or utilize, and is not a party to, any patents, patent applications, trademarks, trademark applications, service marks, registered copyrights, copyright applications, copyrights, trade names, trade secrets, software or licenses the discontinuation of which would be material to Borrower’s business or financial condition (collectively, the “Intellectual Property”).

      5.12     Licenses and Permits; Labor

        Borrower is in compliance with and has all Permits and Intellectual Property necessary or required by applicable law or Governmental Authority for the operation of its businesses. All of the foregoing are in full force and effect and not in known conflict with the rights of others. Borrower is not (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect, (ii) a party to or subject to any agreement, instrument or restriction that is so unusual or burdensome that it might have a Material Adverse Effect, and/or (iii) and has not been, involved in any labor dispute, strike, walkout or union organization which could reasonably be expected to have a Material Adverse Effect

      5.13     No Default

        Other than as set forth in Schedule 5.6, there does not exist any Default or Event of Default or any event, fact, condition or circumstance which, with the giving of notice or passage of time or both, would constitute or result in a Default or Event of Default.

      5.14     Disclosure

        No Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading. There is no fact known to Borrower which has not been disclosed to Lender in writing which could reasonably be expected to have a Material Adverse Effect.

      5.15      Existing Indebtedness; Investments, Guarantees and Certain Contracts

        Except as contemplated by the Loan Documents or as otherwise set forth on Schedule 5.15, Borrower (i) has no outstanding Indebtedness, (ii) is not subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person, or (iii) does not own or hold any equity or long-term debt investments in, and does not have any outstanding advances to or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any Person. Borrower has performed all material obligations required to be performed by Borrower pursuant to or connection with any items listed on Schedule 5.15 and there has occurred no breach, default or event of default under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder.

      5.16     Other Agreements

        Except as set forth on Schedule 5.16, (i) there are no existing or proposed agreements, arrangements, understandings or transactions between Borrower and any of Borrower’s officers, members, managers, directors, stockholders, partners, other interest holders, employees or Affiliates or any members of their respective immediate families, and (ii) none of the foregoing Persons are directly or indirectly, indebted to or have any direct or indirect ownership, partnership or voting interest in, to Borrower’s knowledge, any Affiliate of Borrower or any Person that competes with Borrower (except that any such Persons may own stock in (but not exceeding two (2%) percent of the outstanding capital stock of) any publicly traded company that may compete with Borrower.

      5.17     Insurance

        Borrower has in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 6.5 hereof. All such insurance policies are listed and described on Schedule 5.17.

      5.18      Names; Location of Offices, Records and Collateral

        During the preceding five years, Borrower has not conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.18A. Borrower is the sole owner of all of its names listed on Schedule 5.18A, and any and all business done and invoices issued in such names are Borrower’s sales, business and invoices. Each trade name of Borrower represents a division or trading style of Borrower. Borrower maintains its places of business and chief executive offices only at the locations set forth on Schedule 5.18B, and all Accounts of Borrower arise, originate and are located, and all of the Collateral and all books and records in connection therewith or in any way relating thereto or evidence the Collateral are located and shall be only, in and at such locations. All of the Collateral is located only in the continental United States.

      5.19     Non-Subordination

        The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.

      5.20     Accounts

        In determining which Accounts are Eligible Receivables, Lender may rely on all statements and representations made by Borrower with respect to any Account. Unless otherwise indicated in writing to Lender, each Account of Borrower (i) is genuine and in all respects what is purports to be and is not evidenced by a judgment, (ii) arises out of a completed, bona fide sale and delivery of goods or rendering of services by Borrower in the ordinary course of business and in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations, certificates of need and other documents relating thereto or forming a part of the contract between Borrower and the Account Debtor, (iii) is for a liquidated amount maturing as stated in a claim or invoice covering such sale of goods or rendering of services, a copy of which has been furnished or is available to Lender, (iv) together with Lender’s security interest therein, is not and will not be in the future (by voluntary act or omission by Borrower), subject to any offset, lien, deduction, defense, dispute, counterclaim or other adverse condition, is absolutely owing to Borrower and is not contingent in any respect or for any reason, (v) there are no facts, events or occurrences which in any way impair the validity or enforceability thereof or tend to reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto, (vi) to the best of Borrower’s knowledge, (A) the Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise thereto was executed and (B) such Account Debtor is solvent, (vii) to the best of Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any Material Adverse Change in such Account Debtor’s financial condition or the collectibility thereof, (viii) has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and is in compliance and conformance with any requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and (ix) Borrower has obtained and currently has all Permits necessary in the generation of its Accounts.

      5.21     Inventory

        Borrower shall keep accurate and complete records of its Inventory and shall furnish Lender inventory reports respecting such Inventory in form and detail satisfactory to Lender at such times as Lender may request, but so long as no Default or Event of Default exists, no more frequently than once each week. Borrower shall conduct a physical inventory no less frequently than annually and shall provide to Lender a report based on each such physical inventory promptly thereafter, together with such supporting information as Lender shall request. Borrower shall not return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise, unless (i) such return is in the ordinary course of business of Borrower and such Person; (ii) no Default or Event of Default exists or would result therefrom; (iii) the return of such Inventory will not result in an Availability of less than $100,000; (iv) Borrower promptly notifies Lender thereof if the aggregate Fair Value of all Inventory returned in any month exceeds $25,000; and (v) any payments received by Borrower in connection with any such return are promptly turned over to Lender for application to the Obligations as Lender may determine.

      5.22     Survival

        Borrower makes the representations and warranties contained herein with the knowledge and intention that Lender is relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement, the making of the Advances under the Revolving Facility and the funding of the Term Loan.

VI.     AFFIRMATIVE COVENANTS

        Each Borrower, jointly and severally, covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations and termination of this Agreement:

      6.1     Financial Statements, Reports and Other Information

         (a)        Financial Reports. Borrower shall furnish to Lender (i) as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of Borrower, audited annual consolidated financial statements of Borrower, including the notes thereto, consisting of a consolidated balance sheet at the end of such completed fiscal year and the related consolidated statements of income, retained earnings, attached cash flow schedules consisting of depreciation, amortization, capital expenditures, accrued and paid dividends and owners’ equity for such completed fiscal year, which financial statements shall be prepared and certified by an independent certified public accounting firm satisfactory to Lender, subject only to such qualifications in respect of any fiscal year of Borrower after its 2004 fiscal year as shall be acceptable to Lender, and accompanied by related management letters, if available, and (ii) as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, unaudited consolidated financial statements of Borrower consisting of a balance sheet and statements of income, retained earnings, cash flows and owners’ equity as of the end of the immediately preceding calendar month, provided, however, that Borrower shall furnish to Lender such monthly, unaudited consolidated financial statements no later than forty-five (45) calendar days after the end of each calendar month that is also the last day of a fiscal quarter of Borrower. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods. With each such financial statement, Borrower shall also deliver a certificate of its chief financial officer stating that (A) such person has reviewed the relevant terms of the Loan Documents and the condition of Borrower, (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, (C) Borrower is in compliance with all financial covenants attached as Annex I hereto. Such certificate shall be accompanied by the calculations necessary to show compliance with the financial covenants in a form satisfactory to Lender.

         (b)        Other Materials. Borrower shall furnish to Lender as soon as available, and in any event within ten (10) calendar days after the preparation or issuance thereof or at such other time as set forth below: (i) copies of such financial statements (other than those required to be delivered pursuant to Section 6.1(a)) prepared by, for or on behalf of Borrower and any other notes, reports and other materials related thereto, including, without limitation, any pro forma financial statements, (ii) any reports, returns, information, notices and other materials that Borrower shall send to its stockholders, members, partners or other equity owners at any time, (iii) within fifteen (15) calendar days after the end of each calendar month for such month, (A) a sales and collection report and accounts receivable and accounts payable aging schedule, including a report of sales, credits issued and collections received, all such reports showing a reconciliation to the amounts reported in the monthly financial statements, (iv) promptly upon receipt thereof, copies of any reports submitted to Borrower by its independent accountants in connection with any interim audit of the books of such Person or any of its Affiliates and copies of each management control letter provided by such independent accountants, and (v) such additional information, documents, statements, reports and other materials as Lender may reasonably request from a credit or security perspective or otherwise from time to time.

         (c)        Notices. Borrower shall promptly, and in any event within two (2) calendar days after Borrower or any authorized officer of Borrower obtains knowledge thereof, notify Lender in writing of (i) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative proceeding brought or initiated by Borrower or otherwise affecting or involving or relating to Borrower or any of its property or assets to the extent (A) the amount in controversy exceeds $50,000, or (B) to the extent any of the foregoing seeks injunctive relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that could reasonably be expected to have a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by Borrower from any payor of a claim, suit or other action such payor has, claims or has filed against Borrower, (v) any matter(s) affecting the value, enforceability or collectibility of any of the Collateral, including, without limitation, claims or disputes in the amount of $50,000 or more in existence at any one time, (vi) any notice given by Borrower to any other lender of Borrower and shall furnish to Lender a copy of such notice, (vii) receipt of any notice or request from any Governmental Authority or governmental payor regarding any liability or claim of liability, (viii) receipt of any notice by Borrower regarding termination of any manager of any facility owed, operated or leased by Borrower, and/or (ix) if any Account becomes evidenced or secured by an Instrument or Chattel Paper.

         (d)        Consents. Borrower shall obtain and deliver from time to time all required consents, approvals and agreements from such third parties as Lender shall determine are necessary or desirable in its sole discretion and that are satisfactory to Lender with respect to (i) the Loan Documents and the transactions contemplated thereby, (ii) claims against Borrower or the Collateral, and/or (iii) any agreements, consents, documents or instruments to which Borrower is a party or by which any properties or assets of Borrower or any of the Collateral is or are bound or subject, including, without limitation, Landlord Waivers and Consents with respect to leases.

         (e)        Operating Budget. Borrower shall furnish to Lender on or prior to the Closing Date and for each fiscal year of Borrower thereafter not less than thirty (30) calendar days prior to the commencement of such fiscal year, consolidated and consolidating month by month projected operating budgets, annual projections, profit and loss statements, balance sheets and cash flow reports of and for Borrower for such upcoming fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), in each case prepared in accordance with GAAP consistently applied with prior periods.

      6.2     Payment of Obligations

        Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loans, Advances and all other Obligations. Simultaneously upon any prepayment of the Revolving Loan and termination of the Revolving Facility, Borrower shall make full indefeasible payment in cash of the principal of and interest on the Term Loan and all other Obligations relating to the Term Loan.

      6.3     Conduct of Business and Maintenance of Existence and Assets

        Borrower shall (i) conduct its business in accordance with good business practices customary to the industry, (ii) engage principally in the same or similar lines of business substantially as heretofore conducted, (iii) collect its Accounts in the ordinary course of business, (iv) maintain all of its material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents and otherwise as determined by Borrower using commercially reasonable business judgment), (v) from time to time to make all necessary or desirable repairs, renewals and replacements thereof, as determined by Borrower using commercially reasonable business judgment, (vi) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be likely to have a Material Adverse Effect; and (vii) remain in good standing and maintain operations in all jurisdictions in which currently located.

      6.4     Compliance with Legal and Other Obligations

        Borrower shall (i) comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established, (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform could not reasonably be expected to have a Material Adverse Effect, and (iv) maintain and comply with all Permits necessary to conduct its business and comply with any new or additional requirements that may be imposed on it or its business.

      6.5     Insurance

        Borrower shall keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties and at least the minimum amount required by applicable law, including, without limitation, medical malpractice and professional liability insurance, as applicable; and maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrower; and (iii) maintain insurance under all applicable workers’ compensation laws; all of the foregoing insurance policies to (A) be satisfactory in form and substance to Lender, (B) name Lender as loss payee and additional insured thereunder, and (C) expressly provide that they cannot be altered, amended, modified or canceled without thirty (30) Business Days prior written notice to Lender and that they inure to the benefit of Lender notwithstanding any action or omission or negligence of or by Borrower or any insured thereunder.

      6.6     True Books

        Borrower shall (i) keep true, complete and accurate books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its and their dealings and transactions in all material respects; and (ii) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.

      6.7     Inspection; Periodic Audits

        Borrower shall permit the representatives of Lender, at the expense of Borrower, from time to time during normal business hours upon reasonable notice, to (i) visit and inspect any of its offices or properties or any other place where Collateral is located to inspect or appraise the Collateral and/or to examine or audit all of its books of account, records, reports and other papers, (ii) make copies and extracts therefrom, and (iii) discuss its business, operations, prospects, properties, assets, liabilities, condition and/or Accounts with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing).

      6.8     Further Assurances; Post Closing

        At Borrower’s cost and expense, Borrower shall (i) within five (5) Business Days after Lender’s demand, take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Lender may reasonably request with respect to the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence of a Default or Event of Default, (ii) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, and (iii) upon the exercise by Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any Loan Document or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization. Without limiting the foregoing, upon the exercise by Lender or any of its Affiliates of any right or remedy under any Loan Document which requires any consent, approval or registration with, consent, qualification or authorization by, any Person, Borrower shall execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Lender or its Affiliate may be required to obtain for such consent, approval, registration, qualification or authorization.

      6.9     Payment of Indebtedness

        Except as otherwise prescribed in the Loan Documents, Borrower shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of its material obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves as Lender may deem proper and necessary in its sole discretion shall have been made.

      6.10     Lien Searches

        If Liens other than Permitted Liens exist, Borrower immediately shall take, execute and deliver all actions, documents and instruments necessary to release and terminate such Liens.

      6.11     Use of Proceeds

        Borrower shall use the proceeds from the Revolving Facility and the Term Loan only for the purposes set forth in the first “WHEREAS” clause of this Agreement.

      6.12     Collateral Documents; Security Interest in Collateral

        Borrower shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise or reasonably requested by Lender to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Lender and Lender’s perfected first priority Lien on the Collateral (and Borrower irrevocably grants Lender the right, at Lender’s option, to file any or all of the foregoing), (ii) immediately upon learning thereof, report to Lender any reclamation, return or repossession of goods in excess of $50,000.00 (individually or in the aggregate), and (iii) defend the Collateral and Lender’s perfected first priority Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Lender, and pay all reasonable costs and expenses (including, without limitation, in-house documentation and diligence fees and legal expenses and reasonable attorneys’ fees and expenses) in connection with such defense, which may at Lender’s discretion be added to the Obligations.

      6.13     Right of First Refusal

        If at any time Borrower receives from a third party an offer, term sheet or commitment or makes a proposal accepted by any Person (each, an “Offer”) which provides for any type of debt financing to or for Borrower, Borrower shall notify Lender of the Offer in writing (including all material terms of the Offer) and Lender shall have 20 calendar days after Receipt of such notice (the “Option Period”) to agree to provide similar debt financing in the place of such Person upon substantially the same terms and conditions (or terms more favorable to such Borrower) as set forth in the Offer. Lender shall notify Borrower in writing of Lender’s acceptance of the Offer pursuant hereto (the “Acceptance Notice”), in which case Borrower shall obtain such debt financing from Lender and shall not accept the Offer from such other Person. If no Acceptance Notice has been Received from Lender within the Option Period, Borrower may consummate the Offer with the other Person on the terms and conditions set forth in the Offer (the “Transaction”); provided, however, that none of foregoing or any failure by Lender to issue an Acceptance Notice shall be construed as a waiver of any of the terms, covenants or conditions of any of the Loan Documents. If the Transaction is not consummated on the terms set forth in the Offer or with the Person providing the Offer or during the ninety (90) calendar day period following the expiration of the Option Period, Borrower shall not be permitted to consummate the

Transaction without again complying with this Section 6.13. The provisions of this Section 6.13 shall survive the payment in full of the Obligations and termination of this Agreement for a period of six months. For purposes of this Section 6.13, “Lender” shall include CapitalSource Finance LLC and any of its parents, subsidiaries or Affiliates.

      6.14     Taxes and Other Charges

         (a)        All payments and reimbursements to Lender made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on Lender’s net income. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Lender, then the sum payable to Lender shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Closing (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority: (A) subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender), or (B) imposes on Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 6.14 it shall promptly notify Borrower of the event by reason of which Lender has become so entitled, and each such notice of additional amounts payable pursuant to this Section 6.14 submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. Without limiting or being limited by any other provision of any Loan Document, Borrower at all times shall retain and use a Person acceptable to Lender to process, manage and pay its payroll taxes and shall cause to be delivered to Lender within ten (10) calendar days after the end of each calendar month a report of its payroll taxes for the immediately preceding calendar month and evidence of payment thereof.

         (b)        Borrower shall promptly, and in any event within five (5) Business Days after Borrower or any authorized officer of Borrower obtains knowledge thereof, notify Lender in writing of any oral or written communication from the Internal Revenue Service or otherwise with respect to any (i) tax investigations, relating to the Borrower directly, or relating to any consolidated tax return which was filed on behalf of Borrower, (ii) notices of tax assessment or possible tax assessment, (iii) years that are designated open pending tax examination or audit, and (iv) information that could give rise to an IRS tax liability or assessment.

VII.    NEGATIVE COVENANTS

        Each Borrower, jointly and severally, covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations and termination of this Agreement:

     7.1      Financial Covenants

        Borrower shall not violate the financial covenants set forth on Annex I to this Agreement, which is incorporated herein and made a part hereof.

     7.2     Permitted Indebtedness

        Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, “Permitted Indebtedness”): (i) Indebtedness under the Loan Documents, (ii) any Indebtedness set forth on Schedule 7.2, (iii) Capitalized Lease Obligations incurred after the Closing Date and Indebtedness incurred pursuant to purchase money Liens permitted by Section 7.3(v), provided that the aggregate amount thereof outstanding at any time shall not exceed $2,500,000 (iv) Indebtedness in connection with advances made by a stockholder in order to cure any default of the financial covenants set forth on Annex I; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights and in form and substance satisfactory to Lender; (v) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than 120 calendar days from the billing date or more than 90 days from the due date through September 30, 2005, more than 75 days from the due date through December 31, 2005, and more than 60 days at all times thereafter, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings and such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower’s independent accountants shall have been reserved; and (vi) borrowings incurred in the ordinary course of business and not exceeding $100,000 individually or $500,000 in the aggregate outstanding at any one time; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights and in form and substance satisfactory to Lender. Borrower shall not make prepayments on any existing or future Indebtedness to any Person other than to Lender or to the extent specifically permitted by this Agreement or any subsequent agreement between Borrower and Lender).

     7.3     Permitted Liens

        Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its properties or assets or any of its shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (i) Liens under the Loan Documents or otherwise arising in favor of Lender, (ii) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its sole discretion, (iii) (A) statutory Liens of landlords (provided that any such landlord has executed a Landlord Waiver and Consent in form and substance satisfactory to Lender) and of carriers, warehousemen, mechanics, materialmen, and (B) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its sole discretion, (iv) Liens (A) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, or (B) arising as a result of progress payments under government contracts, (v) purchase money Liens (A) securing Indebtedness permitted under Section 7.2(iii), or (B) in connection with the purchase by such Person of equipment and related accessories, including software, programs and similar items, in the normal course of business, provided that such payables shall not exceed any limits on Indebtedness provided for herein and shall otherwise be Permitted Indebtedness hereunder, (vi) Liens necessary and desirable for the operation of such Person’s business, provided Lender has consented to such Liens in writing before their creation and existence and the priority of such Liens and the debt secured thereby are both subject and subordinate in all respects to the Liens securing the Collateral and to the Obligations and all of the rights and remedies of Lender, all in form and substance satisfactory to Lender in its sole discretion, and (vii) Liens disclosed on Schedule 7.3.

     7.4     Investments; New Facilities or Collateral; Subsidiaries

        Borrower, directly or indirectly, shall not (i) purchase, own, hold, invest in or otherwise acquire material obligations or more than 5% of the stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture, or (ii) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than those created by the Loan Documents and Permitted Indebtedness and other than (A) trade credit extended in the ordinary course of business, (B) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, and (C) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business. Borrower, directly or indirectly, shall not purchase, own, operate, hold, invest in or otherwise acquire any facility, property or assets or any Collateral that is not located at the locations set forth on Schedule 5.18B unless Borrower shall provide to Lender at least thirty (30) Business Days prior written notice. Borrower shall have no Subsidiaries other than such Subsidiaries existing at Closing.

     7.5     Dividends; Redemptions

        Borrower shall not (i) declare, pay or make any dividend or distribution on any shares of capital stock or other securities or interests (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock), (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any capital stock or other securities or interests or of any options to purchase or acquire any of the foregoing (provided, however, that Borrower may redeem its capital stock from terminated employees pursuant to, but only to the extent required under, the terms of the related employment agreements as long as no Default or Event of Default has occurred and is continuing or would be caused by or result therefrom), (iii) otherwise make any payments or Distributions to any stockholder, member, partner or other equity owner in such Person’s capacity as such, (iv) make any payment of any management, service or related or similar fee to any Person or with respect to any facility owned, operated or leased by Borrower; provided, however, that for so long as no Event of Default exists or would exist after giving effect thereto, Borrower may pay dividends in respect of (y) the FGC Preferred Stock in an aggregate amount not to exceed $64,000 in any fiscal quarter and (z) the Series C Preferred Stock if, after giving effect to the payment of any such dividend and any mandatory payments of Excess Cash Flow under Section 2.11(c), Borrower shall have a Fixed Charge Coverage Ratio of not less than1.25 to 1.0.

     7.6     Transactions with Affiliates

        Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates or any Guarantor or any of their respective Affiliates other than: (i) salary, bonus, employee stock option and other compensation and employment arrangements with directors or officers in the ordinary course of business, provided, that no payment of any bonus shall be permitted if a Default or Event of Default has occurred and remains in effect or would be caused by or result from such payment, (ii) distributions and dividends permitted pursuant to Section 7.4, (iii) transactions with Lender or any Affiliate of Lender, and (iv) payments permitted under and pursuant to written agreements entered into by and between Borrower and one or more of its Affiliates that both (A) reflect and constitute transactions on overall terms at least as favorable to Borrower as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, and (B) are subject to such terms and conditions as determined by Lender in its sole discretion; provided, that notwithstanding the foregoing Borrower shall not (Y) enter into or consummate any transaction or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to agreement for any Indebtedness of any such Affiliate, or (Z) make any payment to any of its Affiliates in excess of $10,000 without the prior written consent of Lender.

     7.7     Charter Documents; Fiscal Year; Dissolution; Use of Proceeds

        Borrower shall not (i) amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents in a manner that would be adverse to Lender, (ii)  change its fiscal year unless Borrower demonstrates to Lender’s satisfaction compliance with the covenants contained herein for both the fiscal year in effect prior to any change and the new fiscal year period by delivery to Lender of appropriate interim and annual pro forma, historical and current compliance certificates for such periods and such other information as Lender may reasonably request, (iii) amend, alter or suspend or terminate or make provisional in any material way, any Permit without the prior written consent of Lender, which consent shall not be unreasonably withheld, (iv) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, or (v) use any proceeds of any Advance for “purchasing” or “carrying” “margin stock” as defined in Regulations U, T or X of the Board of Governors of the Federal Reserve System.

     7.8     Truth of Statements

        Borrower shall not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

     7.9     IRS Form 8821

        Borrower shall not alter, amend, restate, or otherwise modify, or withdraw, terminate or re-file the IRS Form 8821 required to be filed pursuant to the Conditions Precedent in Section 4.1 hereof.

VIII.    EVENTS OF DEFAULT

        The occurrence of any one or more of the following shall constitute an “Event of Default:"

         (a)        Borrower shall fail to pay any amount on the Obligations or provided for in any Loan Document when due (whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise);

         (b)        any representation, statement or warranty made or deemed made by Borrower or any Guarantor in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);

         (c)        Borrower or any Guarantor or other party thereto other than Lender shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any Loan Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in Article VI (other than Sections 6.2, 6.3, 6.9 and 6.11 for which there shall be no cure period), there shall be a fifteen (15) calendar day cure period commencing from the earlier of (i) Receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any authorized officer thereof knew or became aware, or should have known or been aware, of such failure, violation, breach or default;

         (d)        (i) any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid perfected first priority Lien on the Collateral in accordance with the terms thereof, or Lender ceases to have a valid perfected first priority security interest in any of the Collateral or any securities pledged to Lender pursuant to the Security Documents;

         (e)        one or more judgments or decrees is rendered against any Borrower or Guarantor in an amount in excess of $100,000 individually or $250,000 in the aggregate, which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered;

         (f)        (i) any default occurs, which is not cured or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of any Borrower or Guarantor in excess of $100,000, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which any Borrower or Guarantor is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness was issued, created, assumed, guaranteed or secured and such default continues for more than any applicable grace period or permits the holder of any Indebtedness to accelerate the maturity thereof, or (z) other than purported defaults under existing agreements with Tri-Link, in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument between any Borrower or Guarantor and Lender or Affiliate of Lender (other than the Loan Documents), or (ii) any Indebtedness of any Borrower or Guarantor is declared to be due and payable or is required to be prepaid

(other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

         (g)        any Borrower or Guarantor shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

         (h)        (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Borrower or Guarantor or the whole or any substantial part of any such Person’s properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against any Borrower or Guarantor seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law or statute, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of any Borrower or Guarantor or of the whole or any substantial part of any such Person’s properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against any Borrower or Guarantor any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, which (A) is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) is with respect to which such Borrower or Guarantor takes any action to indicate its approval of or consent to;

         (i)        (i) any Change of Control occurs or any agreement or commitment to cause or that may result in any such Change of Control is entered into, (ii) any Material Adverse Effect, Material Adverse Change occurs or is reasonably expected to occur, or (iii) any Borrower or Guarantor ceases any portion of its business operations as currently conducted;

         (j)        Lender receives any indication or evidence that any Borrower or Guarantor may have directly or indirectly been engaged in any type of activity which, in Lender’s judgment, might result in forfeiture of any property to any Governmental Authority which shall have continued unremedied for a period of ten (10) calendar days after written notice from Lender;

         (k)        an Event of Default occurs under any other Loan Document;

         (l)        uninsured damage to, or loss, theft or destruction of, any portion of the Collateral occurs that exceeds $100,000 in the aggregate;

         (m)        any Borrower or Guarantor or any of their respective directors or senior officers is criminally indicted or convicted under any law that could lead to a forfeiture of any Collateral;

         (n)        the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against any Borrower or Guarantor or any of their property or assets; or

         (o)        any Borrower or Guarantor does, or enters into or becomes a party to any agreement or commitment to do, or cause to be done, any of the things described in this Article VIII or otherwise prohibited by any Loan Document (subject to any cure periods set forth therein);

then, and in any such event, notwithstanding any other provision of any Loan Document, Lender may, by notice to Borrower (i) terminate its obligations to make Loans hereunder, whereupon the same shall immediately terminate, and (ii) declare all or any of the Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(d), (g), (h) or (i)(iii), in which event all of the foregoing shall automatically and without further act by Lender be due and payable, provided that, with respect to non-material breaches or violations that constitute Events of Default under clause (ii) of Section 8(d), there shall be a three (3) Business Day cure period commencing from the earlier of (A) Receipt by the applicable Person of written notice of such breach or violation or of any event, fact or circumstance constituting or resulting in any of the foregoing, and (B) the time at which such Person or any authorized officer thereof knew or became aware, or should have known or been aware, of such breach or violation and resulting Event of Default or of any event, fact or circumstance constituting or resulting in any of the foregoing), in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

IX.     RIGHTS AND REMEDIES AFTER DEFAULT

      9.1     Rights and Remedies

         (a)        In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of any Borrower held by Lender to reduce the Obligations, (ii) foreclose the Liens created under the Security Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as any Borrower, as applicable, might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and no Borrower shall resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Lender at any place designated by Lender, (viii) reduce or otherwise change the Facility Cap and/or the Maximum Loan Amount, and/or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Lender, in its sole discretion, shall have the right, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any of Obligations; (iii) discharge taxes or Liens on any of the Collateral that are in violation of any Loan document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral. Such expenses and advances shall be added to the Obligations until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender.

         (b)        Borrower agrees that notice received by it at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral or securities pledged, Lender may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by any Borrower which right is hereby waived and released. Borrower covenants and agrees not to, and not to permit or cause any of its Subsidiaries to, interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral. Lender, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

      9.2        Application of Proceeds

        In addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrower’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all Obligations as provided herein; (iii) third, to the satisfaction of Indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefor is received before distribution of the proceeds is completed, provided, that, if requested by Lender, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Lender need not address its claims; and (iv) fourth, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this section.

      9.3     Rights of Lender to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

      9.4     Rights and Remedies not Exclusive

        Lender shall have the right in its sole discretion to determine which rights, Liens and/or remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender’s rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X.     WAIVERS AND JUDICIAL PROCEEDINGS

      10.1     Waivers

        Except as expressly provided for herein, Borrower hereby waives setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or Lien of Lender in and to, any Collateral. With respect to any action hereunder, Lender conclusively may rely upon, and shall incur no liability to Borrower in acting upon, any request or other communication that Lender reasonably believes to have been given or made by a person authorized on Borrower’s behalf, whether or not such person is listed on the incumbency certificate delivered pursuant to Section 4.1 hereof.  In each such case, Borrower hereby waives the right to dispute Lender’s action based upon such request or other communication, absent manifest error.

      10.2     Delay; No Waiver of Defaults

        No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Lender’s part in enforcing any such provision shall affect the liability of any Borrower or Guarantor or operate as a waiver of such provision or affect the liability of any Borrower or Guarantor or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances or funding the Term Loan, Lender does not waive any breach of any representation or warranty of under any Loan Document, and all of Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

      10.3     Jury Waiver

        EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE

DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

      10.4     Cooperation in Discovery and Litigation

        In any litigation, arbitration or other dispute resolution proceeding relating to any Loan Document, Borrower waives any and all defenses, objections and counterclaims it may have or could interpose with respect to (i) any of its directors, officers, employees or agents being deemed to be employees or managing agents of Borrower for purposes of all applicable law or court rules regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise), (ii) Lender’s counsel examining any such individuals as if under cross-examination and using any discovery deposition of any of them as if it were an evidence deposition, and/or (iii) using all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by Lender, all Persons, documents (whether in tangible, electronic or other form) and/or other things under its control and relating to the dispute.

XI.     EFFECTIVE DATE AND TERMINATION

      11.1     Effectiveness and Termination

        Subject to Lender’s right to terminate and cease making Loans upon or after any Event of Default, this Agreement shall continue in full force and effect until the full performance and indefeasible payment in cash of all Obligations, unless terminated sooner as provided in this Section 11.1. Borrower may terminate this Agreement at any time upon not less than thirty (30) calendar days’ prior written notice to Lender and upon full performance and indefeasible payment in full in cash of all Obligations on or prior to such 30th calendar day after Receipt by Lender of such written notice; provided, however, that, notwithstanding any other provision of any Loan Document, Borrower shall have no right to terminate this Agreement until after the first anniversary of the Closing Date. All of the Obligations shall be immediately due and payable upon any such termination on the termination date stated in any notice of termination (the “Termination Date”); provided that, notwithstanding any other provision of any Loan Document, the Termination Date shall be effective no earlier than the first Business Day of the month following the expiration of the thirty (30) calendar days’ prior written notice period. Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations have been fully performed and indefeasibly paid in cash in full. The Liens granted to Lender under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Lender shall continue in full force and effect notwithstanding the fact that Borrower’s borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations have been fully performed and indefeasibly paid in full in cash.

      11.2     Survival

        All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Loans and any termination of this Agreement until all Obligations are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 3.5, 3.6, 6.13, 10.1, 10.3, 11.1, 11.2, 12.4, 12.7 and 12.9 shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XII.     MISCELLANEOUS

      12.1      Governing Law; Jurisdiction; Service of Process; Venue

        The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to its choice of law provisions. Any judicial proceeding against Borrower with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of Maryland. By execution and delivery of each Loan Document to which it is a party, Borrower (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 12.5 hereof, and (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue or convenience. Nothing shall affect the right of Lender to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of Maryland. All parties acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

       12.2     Successors and Assigns; Participations; New Lenders

        The Loan Documents shall inure to the benefit of Lender, Transferees and all future holders of any of the Obligations and/or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons’ other than Lender that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Lender. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of any Borrower or Guarantor. Nothing contained in any Loan Document shall be construed as a delegation to Lender of any other Person’s duty of performance. BORROWER ACKNOWLEDGES AND AGREES THAT LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND RESTATE THIS AGREEMENT, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A “TRANSFEREE”). Each Transferee shall have all of the rights and benefits with respect to the Obligations, Collateral and/or Loan Documents held by it as fully as if the original holder thereof, and either Lender or any Transferee may be designated as the sole agent to manage the transactions and obligations contemplated therein; provided that, notwithstanding anything to the contrary in any Loan Document, Borrower shall not be obligated to pay under this Agreement to any Transferee any sum in excess of the sum which Borrower would have been obligated to pay to Lender had such participation not been effected. Notwithstanding any other provision of any Loan Document, Lender may disclose to any Transferee all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document.

      12.3     Application of Payments

        To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Lender. Any payments with respect to the Obligations received shall be credited and applied in such manner and order as Lender shall decide in its sole discretion.

      12.4     Indemnity

        Each Borrower jointly and severally shall indemnify Lender, its Affiliates and its and their respective managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and in-house documentation and diligence fees and legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of such Indemnified Person. If any Indemnified Person uses in-house counsel for any purpose for which any Borrower is responsible to pay or indemnify, each Borrower expressly agrees that its indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by such Indemnified Person in its sole discretion for the work performed. Lender agrees to give Borrower reasonable notice of any event of which Lender becomes aware for which indemnification may be required under this Section 12.4, and Lender may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Borrower’s consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Lender agrees not to exercise its right to select counsel to defend the event if that would cause any Borrower’s insurer to deny coverage; provided, however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Borrower has paid to Lender pursuant to the indemnity set forth in this Section 12.4, then Lender shall promptly pay to such Borrower the amount of such recovery.

      12.5     Notice

        Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”): (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

      12.6     Severability; Captions; Counterparts; Facsimile Signatures

        If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

      12.7     Expenses

        Borrower shall pay, whether or not the Closing occurs, all costs and expenses incurred by Lender and/or its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys’ fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Lender’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender’s transactions with Borrower, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, and/or (vii) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations. If Lender or any of its Affiliates uses in-house counsel for any purpose under any Loan Document for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that its Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender or such Affiliate in its sole discretion for the work performed. Without limiting the foregoing, Borrower shall pay all taxes (other than taxes based upon or measured by Lender’s income or revenues or any personal property tax), if any, in connection with this Agreement, the issuance of any notes and the filing and/or recording of any documents and/or financing statements.

      12.8     Entire Agreement

        This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower and Lender with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower and Lender. No provision of this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Lender and Borrower. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

      12.9     Lender Approvals

        Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is subject of any Loan Document may be granted or withheld by Lender in its sole and absolute discretion.

      12.10     Confidentiality and Publicity

        Borrower agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose provision of any Loan Document to any Person (other than to Borrower’s advisors and officers on a need-to-know basis or other than with respect to disclosures required in connection with Borrower’s public filings under applicable securities laws and regulations) without Lender’s prior written consent, (ii) to inform all Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions (unless disclosed in connection with Borrower’s public filings under applicable securities laws and regulations). Lender reserves the right to review and approve all materials that Borrower or any of its Affiliates prepares that contain Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby except with respect to disclosures required in connection with Borrower’s public filings under applicable securities laws and regulations. Borrower shall not, and shall not permit any of its Affiliates to, use Lender’s name (or the name of any of Lender’s Affiliates) in connection with any of its business operations. Nothing contained in any Loan Document is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of Lender. Further, Borrower hereby agrees that Lender or any Affiliate of Lender may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (ii) use Borrower’s or any Guarantor’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

      12.11     Release of Lender

        Notwithstanding any other provision of any Loan Document, Borrower voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, it managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the “Releasing Parties”), hereby fully and completely releases and forever discharges the Indemnified Parties and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Parties, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Parties, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date of the Closing. Borrower acknowledges that the foregoing release is a material inducement to Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by Lender in agreeing to make the Loans.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

        IN WITNESS WHEREOF, each of the parties has duly executed this Revolving Credit, Term Loan and Security Agreement as of the date first written above.

TELTRONICS, INC.
By:	/s/Ewen R. Cameron
Name:	Ewen R. Cameron
Its:	President & CEO
2150 Whitfield Industrial Way Sarasota, Florida 34243 Attention: President Telephone: (941) 753-5000 FAX: (941) 751-7709

CAPITALSOURCE FINANCE LLC
By:	/s/Dean C. Graham
Name:	Dean C. Graham
Its:	President, Healthcare of Specialty Finance Business
CapitalSource Finance LLC 4445 Willard Avenue, 12th Floor Chevy Chase, MD 20815 Attention: Business Credit Services/HFG, Portfolio Manager Telephone: (301) 841-2700 FAX: (301) 841-2340

EXHIBITS

[LIST TO BE ADDED]

APP-1

SCHEDULES

Schedule 2.4	-	Operating Account Numbers
Schedule 2.6	-	Maximum Loan Amount Disbursement
Schedule 5.2	-	Governmental Authority and Other Person Consents
Schedule 5.3	-	Subsidiaries, Capitalization and Ownership Interests
Schedule 5.4	-	Properties
Schedule 5.6	-	Litigation
Schedule 5.8	-	IRS; Governmental Reports
Schedule 5.11	-	Intellectual Property
Schedule 5.15	-	Existing Indebtedness
Schedule 5.16	-	Other Agreements
Schedule 5.17	-	Insurance
Schedule 5.18A	-	Collateral Locations
Schedule 5.18B	-	Business and Executive Office Locations
Schedule 7.2	-	Indebtedness
Schedule 7.3	-	Permitted Liens

APP-1

Schedule 2.4

        The applicable information has been provided to Lender in writing under separate cover.

APP-2

Schedule 2.6

Maximum Loan Amount Disbursement

See Schedule 2.4

APP-3

Schedule 5.2

Governmental Authority and Other Person Consents

None

APP-4

Schedule 5.3

Subsidiaries, Capitalization and Ownership Interests

1.      Subsidiaries:

          TTG ACQUISITION CORP.
          TELTRONICS S.A. de C.V.
          TELTRONICS LIMITED
           36371 YUKON INC.

2.     Capitalization:

          Common stock, $.001 par value, 40,000,000 shares authorized, 7,874,539
                Issued and outstanding at July 6, 2005

          Non-voting common stock, $.001 par value, 5,000,000 shares authorized, zero shares issued and outstanding at July 6, 2005

          Preferred Series A stock, $.001 par value, 100,000 shares authorized,
                100,000 shares issued and outstanding at July 6, 2005

          Preferred Series B Convertible stock, $.001 par value, 25,000 shares authorized,
               12,625 shares issued and outstanding at July 6, 2005

          Preferred Series C Convertible stock, $.001 par value, 50,000 shares authorized,
               40,000 shares issued and outstanding at July 6, 2005

3.    Common Stock:

      Publicly held and Others

[continued on following page]

APP-5

Schedule 5.3

Subsidiaries, Capitalization and Ownership Interests
(Continued)

4.      Principal Shareholders:

          The following table sets forth information with respect to the beneficial ownership of all of the Company's outstanding voting securities by each person owning five percent (5%) or more of such shares, by each director, by each executive officer listed in Item 10 of this Report on Form 10-K, and by all directors and officers as a group as of March 1, 2005. Unless otherwise indicated, it is assumed that all shares are directly owned and that the holders thereof have sole voting and investment power with respect thereto.

Name of Beneficial Owner and Address		Title of Class	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (1)
Directors and Officers

Norman R. Dobiesz	(2)(4)	Common Stock	1,527,191	19.39%	(3)
2150 Whitfield Industrial Way		Preferred Series A Stock	100,000	100%
Sarasota, Florida 34243

Carl S. Levine	(2)	Common Stock	265,690	3.37%	(5)
125 Jericho Turnpike
Jericho, New York 11753

Ewen R. Cameron	(2)(4)	Common Stock	761,786	9.67%	(6)
2150 Whitfield Industrial Way
Sarasota, Florida 34243

Gregory G. Barr	(2)	Common Stock	212,000	2.69%	(7)
P. O. Box 413040
Naples, Florida 34101

Peter G. Tuckerman	(4)	Common Stock	82,567	1.04%	(8)
2150 Whitfield Industrial Way
Sarasota, Florida 34243

Robert B. Ramey	(4)	Common Stock	156,880	1.99%	(9)
2150 Whitfield Industrial Way
Sarasota, Florida 34243

Richard L. Stevens	(2)	Common Stock	200,000	2.54%
19314 Wind Dancer Street
Lutz, Florida 33558

All Directors and Officers as a		Common Stock	3,206,114	40.71%
Group (8 persons)		Preferred Series A Stock	100,000	100%

Greater than 5% Ownership	(10)

FGC Holdings Ltd.		Preferred Series B
4850 Keele Street		Convertible Stock	12,625	100%
Toronto, Ontario M3J 3K1		Common Stock	721,427	9.16%

Harris Corporation		Preferred Series C
1025 West NASA Boulevard		Convertible Stock	40,000	100%
Melbourne, Florida 32919		Common Stock	1,454,545	18.47%

------------------------------------

APP-6

Schedule 5.3
Subsidiaries, Capitalization and Ownership Interests
(Continued)

(1)	Does not include an aggregate of 870,000 shares of Common Stock which may be issued upon exercise of incentive stock options granted or which could be granted under the Company's 1995 Incentive Stock Option Plan.
(2)	Director of the Company.
(3)	Includes 56,000 shares owned by virtue of 100% ownership of H & N Management Co., Inc. "H&N"), 1,140,100 shares owned by virtue of 100% ownership of W&D Consultants, Inc., 24,000 shares owned by virtue of 100% ownership of National Communications of Sarasota, Inc., 6,649 shares owned by virtue of 100% ownership of Whitfield Capital of Sarasota, Inc., and 30,000 issued stock options. Does not include 100,000 shares of Preferred Series A Stock owned by Mr. Dobiesz, each such share entitling the holders to cast 400 votes, in any matter submitted for vote of the holders of common stock.
(4)	Executive Officer of the Company named in Item 11 of this Report on Form 10-K.
(5)	Includes: (i) 2,000 shares held by Mr. Levine's wife; (ii) 950 shares held by Mr. Levine's wife, as custodian for Mr. Levine's children, respecting which shares Mr. Levine disclaims beneficial ownership; (iii) 2,240 shares owned directly by Mr. Levine and 10,500 shares owned by the Carl S. Levine IRA; and (iv) 50,000 issued stock options.
(6)	Includes 530,000 shares of issued stock options.
(7)	Includes 2,000 shares owned jointly with Mr. Barr's wife. Includes 10,000 shares of issued stock options.
(8)	Includes 75,000 shares of issued stock options.
(9)	Includes 145,000 shares of issued stock options.
(10)	The information concerning these 5% or greater stockholders is based solely on information contained in Schedule 13D filings each of them made with the SEC.

[continued on following page]

APP-7

Schedule 5.3
Subsidiaries, Capitalization and Ownership Interests
(Continued)

5.      Option/SAR Grants in Last Fiscal Year — None

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at FY-Ended (#)	Value of Unexercised In-the-Money Options/SARs at FY-End ($) (1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Ewen R. Cameron	---	---	30,000/0	$0/$0	(2)
	---	---	400,000/100,000	$0/$0	(2)

Norman R. Dobiesz	---	---	30,000/0	$0/$0	(2)

Peter G. Tuckerman	---	---	20,000/0	$0/$0	(2)
	---	---	3,000/2,000	$0/$0	(2)
	---	---	10,000/40,000	$.07/$.07	(3)

Robert B. Ramey	---	---	20,000/0	$0/$0	(2)
	---	---	10,000/0	$0/$0	(2)
	---	---	9,000/6,000	$0/$0	(2)
	---	---	20,0000/80,000	$.07/$.07	(3)

Patrick G. Min	---	---	0/0	---
	20,000	$1,400	0/0	---

(1)	Value is calculated using the difference between the option exercise price and the year-end stock price, multiplied by the number of shares subject to an option. The year-end stock price was $0.54 for each Share of our common stock.
(2)	None of the options granted were in-the-money at December 31, 2004 because they are exercisable at prices greater than the fair market value of the Company's Common Stock on such date.
(3)	Certain options were granted where their exercise price was below the fair market value of the Company's Common Stock at the grant date (measurement date). Such options totaled 150,000 shares with a price less than the fair value of $0.54 which were outstanding at December 31, 2004.

APP-8

Schedule 5.4

Properties

1.     Owned:     None

2.     Leased:

2150 & 2240 Whitfield Industrial Way
Sarasota, Manatee, Florida 34243

Sarasota Commerce Center
7455 16th Street E, Ste 105
Sarasota, Manatee, Florida 34243

2517 Highway 35, Bldg M Suite 205
Manasquan, Monmouth, New Jersey 08736

104 Town Park Dr, Ste 150
Kennesaw, Cobb, Georgia 30144

19-02 Whitestone Expwy, Ste 204
Whitestone, Queens, New York 11357

The Huntington Atrium
775 Park Avenue Ste 255/2
Huntington, Suffolk, New York 11743

1131 Wheaton Oaks CourtWheaton,
Illinois 60187-3051	119-01 15th Avenue
College Point, Suffolk, New York 11379

4370 Dominion Street, Suite 610
Burnaby, British Columbia V5G 4L7

4275 Kellway Cir, Ste 166
Addison, TX 75001-4213

970 E Hennepin Ave Suite 970
Minnespolis, Hennepin, Minnesota 55414

2180 S 1300 E, Ste 230
Salt Lake City, Salt Lake, Utah 84106

1670 Corporate Circle, Suite 100
Petaluma, Sonoma, California 94954-6912

APP-9

Schedule 5.6

Litigation

Tri-Link Technologies, Inc. and Teltronics, Inc.

Arbitration is set for September 2005 regarding default on the part of Teltronics, Inc. under the Tri-Link Agreement of Purchase and Sale. Teltronics, Inc. is has a counterclaim against Tri-Link claiming breach of contract.

FGC Holding Ltd. vs. Teltronics, Inc.

FGC Holdings Ltd. filed suit against Teltronics in the Delaware Chancery Court in November 2004. A decision is still pending.

New York Eastern District Court

Prevailing wage action vs. Teltronics, Harris, IBM and other industry groups. Currently under the supervision of Magistrate Judge Go.

APP-10

Schedule 5.8

IRS Governmental Reports

None

APP-11

Schedule 5.11

Intellectual Property

Patents

Patent	Registration No.	Registration Date
Station Controller for Enhanced Multi-Line Pick-Up in Centrex Exchange Telephone System	4,885,769	12/05/1989
Station Controller for Multi-Line Pick-Up and Automatic Monitoring of Telephone Station Moves	5,200,996	4/06/1993
Station Controller for Enhanced Multi-Link Pick-Up in Centrex Exchange Telephone System	2,006,335	12/21/2003 (Canada)
Telephone Status Recognition and Bypass System	4,791,663	12/13/1988
Emergency Call Station Identification System and Method	5,235,630	8/10/1993
Apparatus & Method for Identifying a Calling Station	5,347,567	9/13/1994
Emergency Call Station Identification System	5,347,568	9/13/1994

APP-12

Schedule 5.11
Intellectual Property (Continued)

Trademarks

Trademark	Jurisdiction	Registration No.	Registration Date
20-20	United States	1,340,414	6/11/1985
20-20 IXP	United States	2,770,906	10/07/2003
911 Solutions	United States	2,175,541	7/21/1998
Cypreon	United States	2,960,283	6/7/2005
DiscoveryMATE	United States	1,927,579	10/17/1995
IDEAS THAT COMUNICATE	United States	1,655,282	9/3/1991
Intellim@n	United States	2,366,765	7/11/2000
IRISnGEN	United States	2,766,975	9/23/2003
IXP	United States	2,799,734	12/30/2003
Net-Path	United States	1,909,194	8/01/1995
OmniWorks and design	United States	2,067,451	6/03/1997
Optic	United States	1,971,467	4/30/1996
QueVision	United States	2,264,371	7/27/1999
SEB enterprise agent	United States	2,724,899	6/10/2003
SEB InterAct	United States	1,927,021	10/17/1995
SEBea	United States	2,724,898	6/10/2003
Site Event Buffer II	United States	2,545,384	3/05/2002
SITEALERT	United States	2,371,469	7/25/2000
Telident SiteAlert	United States	2,706,288	4/15/2003
Telident STS	United States	2,743,983	7/29/2003
Vision	United States	2,374,716	8/08/2000

APP-13

Trademark	Jurisdiction	Registration No.	Registration Date
Vision and design	United States	1,395,548	3/11/1986
Vision i-Phone	United States	2,744,284	7/29/2003
VisionLS	United States	2,367,830	7/18/2000
VisionPath	United States	2,262,452	7/20/1999
VisionWorks	United States	2,365,304	10/26/1999
VoiceForum	United States	2,787,184	11/25/2003
VoiceForum Manager	United States	2,789,443	12/2/2003
MentiSoft	United States	2,309,132	1/18/2000
rtmEditor	United States	2,309,130	1/18/2000
rtmNavigator	United States	2,309,131	1/18/2000
VoiceZoom	United States	2,370,187	7/25/2000

APP-14

Schedule 5.15

Existing Indebtedness

Long-term debt at December 31, 2004 and 2003 consists of the following:

	December 31,
	2004	2003
Secured Promissory Note, payable in monthly installments of $96,805 with interest at 8.0% commencing May 1, 2002 with a balloon payment of $7,196,801 due May 2006.	$7,891,561	$8,599,624

Line of Credit Facility with interest at prime plus a margin of 2% to 3% depending on the Company's financial results (8.25% at December 31, 2004), due April 2005.	2,553,938	1,395,793

Senior Secured Promissory Note, as amended, is payable in monthly installments of $55,000 with interest at 14%, paid February 2004.	---	251,163

Note Payable to Tri-Link in quarterly principal installments of $180,000 plus interest at 6.5% commencing August 1, 2003, with final payment due May 2006.	1,980,000	1,980,000

Notes payable to finance companies, payable in monthly installments of $8,000 with interest at approximately5%. The notes mature through 2008 and are collateralized by vehicles.	200,756	289,973

Capital lease obligations, interest at 8%	89,227	116,173

Total	12,715,482	12,632,726
Less current portion	4,830,876	11,250,031

Long-term portion	$7,884,606	$1,382,695

The Company issued a Secured Promissory Note ("Secured Note") to Harris Corporation ("Harris") related to the acquisition of the 20-20 Product Line in 2000. The Secured Note was restructured in 2002 under which Harris agreed to convert $4,000,000 of accrued expenses owed by the Company for additional inventory and services provided in connection with the transition of the 20-20 Switching Product Line to the Company, to 40,000 shares of Preferred Series C Convertible stock. The Secured Note is secured by a first lien on certain of the acquired assets and a lien on the Company's other assets.

The Company was in technical default at December 31, 2003 on the Secured Note. As a result, the entire balance on the Secured Note had been classified in the current portion of long-term debt at December 31, 2003.

On August 16, 2004, the Company entered into a Patent Transfer Agreement with Harris under which the Company conveyed and transferred all of its rights, title and interest in certain patents, which had a net book value of approximately $42,000, initially acquired from Harris in exchange for consideration consisting of the following items: (i) a credit in the amount of $578,022 of accrued and unpaid interest as of June 1, 2004 owed to Harris under the terms of the Secured Note as a result of the Company's acquisition of the Harris 20-20® Product Line in June 2000, (ii) a credit in the amount of $406,792 of unpaid and past due scheduled principal payments as of June 1, 2004 owed to Harris under the terms of the Secured Note, and (iii) a credit of $290,414 representing interest and regularly scheduled principal payments that were due under the terms of the Secured Note for the period from July 1, 2004 through September 1, 2004. The interest

APP-15

effective June 1, 2004. Consequently, the Company has re-classified $7.3 million of the Secured Note in long-term debt as of December 31, 2004. The Company recognized a gain of $1,232,975 or $0.16 per common share on this transaction.

The Company has a $5,500,000 Line of Credit Facility under a Loan and Security Agreement due April 2005.  The Company currently is in negotiations to renew the facility. Substantially all of the Company's present and future assets, except for fixed assets, are pledged as collateral with borrowings limited to certain gross availability formulas based on accounts receivable and inventory as defined in the agreement. The facility provides for minimum loan fees, unused line fees and renewal term fees. At December 31, 2004, the Company had $132,000 available, pursuant to this facility.

The Company's Senior Secured Promissory Note was amended to, among other things, extend the due date until April 2004. To secure the extended payment term, the Company agreed to modify the exercise price and extended the exercise period of a warrant for 890,000 Series B shares previously granted to the note holder that resulted in a $160,200 charge to operations in 2002. The Company did not make any required payments on the note during the period October 2003 to April 2004 and, as a result, required the Company to enter into a Forbearance Agreement extending the maturity to June 30, 2004. To secure the Forbearance Agreement, the Company paid $50,000, of which $34,418 was a reduction in principal, and again extended the exercise period of the warrant to February 2005. The extension resulted in a $53,000 financing fee being charged to operations in 2004. The Senior Secured Promissory Note was paid off in September 2004.

The covenants in the Secured Promissory Note and the Loan and Security Agreement restrict certain sales of assets; mergers and acquisitions; borrowings and guarantees; dividends and redemptions; creation of liens; investments; issuance of subsidiary shares; and transactions with affiliates.

The Company issued a $2,250,000 Note to Tri-Link related to the acquisition of the Vortex product line in 2003. The Note provides, among other things, that Tri-Link may have the right, at its sole option to convert at any time and from time to time, up to $750,000 of the balance of the purchase price then remaining into shares of the Company's voting common stock at prices ranging from $0.22 per share to $1.00 per share (maximum of 1,125,000 shares of common stock). The Note is collateralized primarily by the Vortex technology and technology assets.

In October 2003, the Company issued 375,000 shares of Common stock to Tri-Link as consideration for the conversion of $82,500 of the Company's obligation to Tri-Link. As a result of the conversion, the Company's quarterly principal installment was reduced from the original $187,500 to $180,000.

The Company has not made its scheduled quarterly installments since November 2003 on the Note to Tri-Link. The Note does not provide for an acceleration of all outstanding amounts if a payment is claimed to be past due and therefore, $360,000 and $1,080,000 of this Note has been classified as long-term debt as of December 31, 2004 and 2003, respectively.

The Company is currently in arbitration with Tri-Link regarding various claims against each other, including the non-payment of the scheduled quarterly installments on the Note since November 2003.

Future principal maturities of long-term debt and capital lease obligations, as of December 31, 2004, are as follows:

2005	$ 4,831,000
2006	7,809,000
2007	67,000
2008	8,000

$ 12,715,000

APP-16

Schedule 5.16

5 year Employment Agreement with Ewen R. Cameron — effective August 31, 2001
5 year Employment Agreement with Norman R. Dobiesz — effective August 31, 2001
3 year Employment Agreement with Robert B, Ramey -effective September 9, 2002

APP-17

Schedule 5.17

Insurance

The applicable information has been provided to Lender in writing under separate cover.

APP-18

Schedule 5.18A

Collateral Locations

2150 & 2240 Whitfield Industrial Way
Sarasota, Manatee, Florida 34243

Sarasota Commerce Center
7455 16th Street E, Ste 105
Sarasota, Manatee, Florida 34243

2517 Highway 35, Bldg M Suite 205
Manasquan, Monmouth, New Jersey 08736

104 Town Park Dr, Ste 150
Kennesaw, Cobb, Georgia 30144

19-02 Whitestone Expwy, Ste 204
Whitestone, Queens, New York 11357

The Huntington Atrium
775 Park Avenue Ste 255/2
Huntington, Suffolk, New York 11743

1131 Wheaton Oaks CourtWheaton,
Illinois 60187-3051	119-01 15th Avenue
College Point, Suffolk, New York 11379

4370 Dominion Street, Suite 610
Burnaby, British Columbia V5G 4L7

4275 Kellway Cir, Ste 166
Addison, TX 75001-4213

970 E Hennepin Ave Suite 970
Minnespolis, Hennepin, Minnesota 55414

2180 S 1300 E, Ste 230
Salt Lake City, Salt Lake, Utah 84106

1670 Corporate Circle, Suite 100
Petaluma, Sonoma, California 94954-6912

APP-20

Schedule 5.18B

Business and Executive Office Locations

2150 & 2240 Whitfield Industrial Way
Sarasota, Manatee, Florida 34243

Sarasota Commerce Center
7455 16th Street E, Ste 105
Sarasota, Manatee, Florida 34243

2517 Highway 35, Bldg M Suite 205
Manasquan, Monmouth, New Jersey 08736

104 Town Park Dr, Ste 150
Kennesaw, Cobb, Georgia 30144

19-02 Whitestone Expwy, Ste 204
Whitestone, Queens, New York 11357

The Huntington Atrium
775 Park Avenue Ste 255/2
Huntington, Suffolk, New York 11743

1131 Wheaton Oaks CourtWheaton,
Illinois 60187-3051	119-01 15th Avenue
College Point, Suffolk, New York 11379

4370 Dominion Street, Suite 610
Burnaby, British Columbia V5G 4L7

4275 Kellway Cir, Ste 166
Addison, TX 75001-4213

970 E Hennepin Ave Suite 970
Minnespolis, Hennepin, Minnesota 55414

2180 S 1300 E, Ste 230
Salt Lake City, Salt Lake, Utah 84106

1670 Corporate Circle, Suite 100
Petaluma, Sonoma, California 94954-6912

APP-21

Schedule 7.2

Indebtedness

See Schedule 5.15

APP-22

Schedule 7.3

Permitted Liens

1.     Liens, if any, associated with Indebtedness described in Schedule 7.2.

2.     Liens disclosed in Lien Searches procured by Lender.

APP-23

ANNEX I

FINANCIAL COVENANTS

7.9    Net Leverage Ratio (Total Debt to EBITDA)

        At any time during any Test Period the Net Leverage Ratio shall not exceed (i) 5.0 to 1.0 for the Test Periods ending on the last day of July, August, September, October and November, 2005, (ii) 3.5 to 1.0 for the Test Periods ending December 31, 2005, and the last day of January and February, 2006, (iii) 3.0 to 1.0 for the Test Period ending on the last day of the last day of March, April and May, 2006, and (iv) 2.5 to 1.0 for the Test Period ending on the last day of June, 2006 and on the last day of each month thereafter.

7.10    Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)

        At any date of determination thereafter, the Fixed Charge Coverage Ratio shall not be less than.

Test Period Ending	Ratio
The last day of June, July, August, September, October, and November, 2005	0.65 to 1.0

December 31, 2005 and on the last day of January and February, 2006	1.0 to 1.0
The last day of March, 2006 and the last day of each month thereafter through and including May, 2007	1.15 to 1.0
June 30, 2007 and on the last day of each month thereafter	1.2 to 1.0

        For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:

        “Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A-2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-2 or the equivalent thereof in each case with maturities of not more than six months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an “Approved Bank”), (c) repurchase

Annex 1

obligations with a term of not more than seven days for underlying securities of the types described in clause (a), above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

        “EBITDA” shall mean the sum, without duplication, of the following for Borrower, on a consolidated basis: Net Income determined in accordance with GAAP, plus, (a) Interest Expense, (b) taxes on income, whether paid, payable or accrued, (c) depreciation expense, (d) amortization expense, (e) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business, and (f) loss from any sale of assets, other than sales in the ordinary course of business, all of the foregoing determined in accordance with GAAP, minus (a) gains from any sale of assets, other than sales in the ordinary course of business and (b) other extraordinary or non-recurring gains.

         “Fixed Charge Coverage Ratio” shall mean, for Borrower collectively on a consolidated basis, the ratio of (a) EBITDA for the Test Period, to (b) Fixed Charges for the Test Period.

         “Fixed Charges” shall mean, the sum of the following: (a) Total Debt Service, (b) Capital Expenditures, (c) income taxes paid in cash or accrued, and (d) dividends paid or accrued or declared.

         “Interest Expense” shall mean, for any Test Period, total interest expense (including attributable to Capital Leases in accordance with GAAP) and fees with respect to all outstanding Indebtedness including capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements.

         “Interest Rate Agreement” shall mean any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates.

         “Net Income” shall mean, the net income (or loss) determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than any Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Borrower by such Person, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person’s assets are acquired by a Borrower, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of a Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by a Borrower or any affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.

Annex 2

         “Net Leverage Ratio” shall mean, at any date of determination, for Borrower individually and collectively on a consolidated and consolidating basis, the ratio of (i) Total Debt on such date, to (ii) EBITDA for the Test Period most recently ended before such date (taken as one accounting period).

         “Test Period” shall mean the twelve most recent calendar months then ended (taken as one accounting period), or such other period as specified in the Agreement or any Annex thereto.

         “Total Debt” shall mean, at any date of determination, for Borrower individually and collectively on a consolidated and consolidating basis, the total Indebtedness on such date less cash and Cash Equivalents held on such date.

         “Total Debt Service” shall mean, the sum of (i) scheduled or other required payments of principal on Indebtedness (including Indebtedness owing to Tri-Link) during any applicable twelve month period, and (ii) Interest Expense, in each case for such period.

Annex 3

APPENDIX A

DEFINITIONS

         “Accounts” shall mean all “accounts” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), including without limitation, accounts, accounts receivables, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, Instruments, General Intangibles or Chattel Paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

         “Account Debtor” shall mean any Person who is obligated under an Account.

         “Advance” shall mean a borrowing under the Revolving Facility. Any amounts paid by Lender on behalf of Borrower or any Guarantor under any Loan Document shall be an Advance for purposes of the Agreement.

         “Affiliate” shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of five percent (5%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise. “Affiliate” shall include any Subsidiary.

         “Applicable Rate” shall mean the interest rates applicable from time to time to Loans under the Agreement.

         “Borrowing Base” shall mean, as of any date of determination, the net collectible U.S. Dollar value of Eligible Receivables and the lesser of Fair Value or Borrower’s cost of Eligible Inventory, as determined with reference to the most recent Borrowing Certificate and otherwise in accordance with the Agreement; provided, however, that if as of such date the most recent Borrowing Certificate is of a date more than four Business Days before or after such date, the Borrowing Base shall be determined by Lender in its sole discretion; provided, further, however, that in no event shall the amount available for additional Advances under the Revolving Facility exceed (i) $400,000 with respect to Eligible Receivables payable in the United Kingdom or (ii) $250,000 with respect to Eligible Inventory located in the United Kingdom.

         “Borrowing Certificate” shall mean a Borrowing Certificate substantially in the form of Exhibit A.

         “Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve or Lender is closed.

Appendix 1

         “Capital Expenditures” shall mean, for any Test Period, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) during the Test Period that are or should be treated as capital expenditures under GAAP.

         “Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP.

         “Capitalized Lease Obligations” shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

         “Change of Control” shall mean, with respect to Borrower or any Subsidiary, the occurrence of any of the following: (i) a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions in which its stockholders, managers, partners or interest holders immediately prior to such transaction or series of transactions receive, in exchange for the stock or interests owned by them, cash, property or securities of the resulting or surviving entity or any Affiliate thereof, and, as a result thereof, Persons who, individually or in the aggregate, were holders of 35% or more of its voting stock, securities or equity, partnership or ownership interests immediately prior to such transaction or series of transactions hold less than 25% of the voting stock, securities or other equity, partnership or ownership interests of the resulting or surviving entity or such Affiliate thereof, calculated on a fully diluted basis, (ii) Continuing Directors shall cease to constitute a majority of the members of the Board of Directors of Borrower, (iii) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of its assets, (iv) additional public offering of its securities, (v) any “change in/of control” or “sale” or “disposition” or similar event as defined in any document governing indebtedness of such Person which gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof.

         “Charter and Good Standing Documents” shall mean, for each Borrower (i) a copy of the certificate of incorporation or formation (or other charter document) certified as of a date satisfactory to Lender before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Borrower, (ii) a copy of the bylaws or similar organizational documents of certified as of a date satisfactory to Lender by the corporate secretary or assistant secretary of such Borrower, (iii) an original certificate of good standing as of a date acceptable to Lender issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Borrower and of every other jurisdiction in which such Borrower has an office or conducts business or is otherwise required to be in good standing, and (iv) copies of the resolutions of the Board of Directors or managers (or other applicable governing body) and, if required, stockholders, members or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which such Borrower is a party, certified by an authorized officer of such Person as of the Closing Date.

         “Chattel Paper” shall mean chattel paper as defined in Section 9-102 of the UCC.

         “Closing” shall mean the satisfaction, or written waiver by Lender, of all of the conditions precedent set forth in the Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

         “Closing Date” shall mean the date the Closing occurs.

Appendix 2

         “Collateral” shall mean, collectively and each individually, all collateral and/or security granted to Lender by Borrower and/or Guarantors pursuant to the Loan Documents.

         “Collateral Patent and Trademark Assignment” shall mean any patent, trademark, or copyright assignment or acknowledgement executed by and between Borrower and Lender, as such may be modified, amended or supplemented from time to time.

         “Continuing Directors” shall mean the directors of Borrower as of the Closing Date and each other director if such director’s election or nomination for election to the board of directors is recommended by a majority of the then Continuing Directors.

         “Debtor Relief Law” shall mean, collectively, the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

         “Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

         “Deposit Account” shall mean, collectively, the Lockbox Account and all bank or other depository accounts of any Borrower.

         “Distribution” shall mean any fee, payment, bonus or other remuneration of any kind, and any repayment of or debt service on loans or other indebtedness.

         “Eligible Inventory” shall mean Inventory of Borrower (other than packaging materials, labels, samples, spare parts, component parts, and supplies) which Lender, in its sole discretion, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless: (i) it is raw materials or finished goods; (ii) it is owned by Borrower and not held by it on consignment or other sale or return terms; (iii) it is in good, new and saleable condition and is not damaged or defective; (iv) it is not slow-moving (i.e., any item which is not expected to be sold or used within 365 days after the date of determination or such shorter time as reflected in Borrower’s books and records), obsolete or unmerchantable and is not goods returned to Borrower by or repossessed from an Account Debtor; (v) it meets all standards imposed by any Governmental Authority; (vi) it conforms in all respects to the warranties and representations set forth in the Agreement; (vii) it is at all times subject to Agent’s duly perfected, first priority security interest and no other Lien except a Permitted Lien; (viii) it is situated at a location in compliance with the Agreement, is not in transit or outside the continental United States, (provided, that to the extent Eligible Inventory is located in the United Kingdom, up to an aggregate Fair Value not to exceed $250,000) and is not held on consignment or consigned to any Person; and (ix) it is not the subject of a negotiable warehouse receipt or other negotiable document or under license to a third party.

         “Eligible Receivables” shall mean each Account arising in the ordinary course of Borrower’s business from the sale of goods or rendering of services which Lender, in its sole discretion, deems an Eligible Receivable unless:

         (a)        it is not subject to a valid perfected first priority security interest in favor of Lender, subject to no other Lien;

Appendix 3

         (b)        it is not evidenced by an invoice, statement or other documentary evidence satisfactory to Lender; provided, that Lender in its sole discretion may from time to time include as Accounts that are not evidenced by an invoice, statement or other documentary evidence satisfactory to Lender as Eligible Receivables and determine the advance rate, liquidity factors and reserves applicable to Advances made on any such Accounts;

         (c)        it arises out of services rendered or a sale made to, or out of any other transaction between with one or more Affiliates of any Borrower;

         (d)        it remains unpaid for longer than the earlier of 60 calendar days after its due date, and 90 calendar days after invoice date; provided that with respect to Accounts owing from the New York Board of Education (i) during the months of June and December if they remain unpaid for longer than the earlier of (y) 120 calendar days after its due date, and (z) 150 calendar days after invoice date and (ii) during the months of May and November if they remain unpaid for longer than the earlier of (y) 90 calendar days after its due date, and (z) 120 calendar days after invoice date;

         (e)        with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates, 50% or more of all such Accounts are not deemed Eligible Receivables for any reason hereunder (which percentage may, in Lender’s sole discretion, be increased or decreased);

         (f)        with respect to all Accounts owed by the New York City Board of Education and/or its Affiliates, if such Accounts exceed 65% of the net collectible dollar value of all Eligible Receivables at any one time or with respect to all Accounts owed by any other Account Debtor and/or its Affiliates, if such Accounts exceed 20% of the net collectible dollar value of all Eligible Receivables at any one time (which percentages may, in Lender’s sole discretion, be increased or decreased);

         (g)        any covenant, agreement, representation or warranty contained in any Loan Document with respect to such Account has been breached and remains uncured;

         (h)        the Account Debtor for such Account has commenced a voluntary case under any Debtor Relief Law or has made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in respect of such Account Debtor in an involuntary case under any Debtor Relief Law, or any other petition or application for relief under any Debtor Relief Law has been filed against such Account Debtor, or such Account Debtor has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs, or Borrower, in the ordinary course of business, should have known of any of the foregoing;

         (i)        it arises from the sale of property or services rendered to one or more Account Debtors outside the continental United States or that have their principal place of business or chief executive offices outside the continental United States, provided, that to the extent Eligible Receivables are payable in the United Kingdom, up to an aggregate face amount not to exceed $400,000;

         (j)        it represents the sale of goods or rendering of services to an Account Debtor on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by Chattel Paper or an Instrument of any kind or has been reduced to judgment;

         (k)        the applicable Account Debtor for such Account is any Governmental Authority (other than the New York City Board of Education), unless rights to payment of such Account have been

Appendix 4

assigned to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727, et seq. and 41 U.S.C. Section 15, et seq.), or otherwise all with applicable statutes or regulations respecting the assignment of government Accounts have been complied with;

         (l)        it is subject to any offset, credit (including any resource or other income credit or offset) deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim, or is contingent in any respect or for any reason;

         (m)        there is any agreement with an Account Debtor for any deduction from such Account, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each invoice related thereto, such that only the discounted amount of such Account after giving effect to such discounts and allowances shall be considered an Eligible Receivable;

         (n)        any return, rejection or repossession of goods or services related to it has occurred;

         (o)        it is not payable to Borrower;

         (p)        Borrower has agreed to accept or has accepted any non-cash payment for such Account;

         (q)        with respect to any Account arising from the sale of goods, the goods have not been shipped to the Account Debtor or its designee;

         (r)        with respect to any Account arising from the performance of services, the services have not been actually performed or the services were undertaken in violation of any law; or

         (s)        such Account fails to meet such other specifications and requirements which may from time to time be established by Lender or is not otherwise satisfactory to Lender, as determined in Lender’s sole discretion.

         “Environmental Laws” shall mean, collectively and each individually ,the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other “Superfund” or “Superlien” law and all other federal, state and local and foreign environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

         “Event of Default” shall mean the occurrence of any event set forth in Article VIII.

         “Excess Cash Flow” shall mean, for any fiscal year, without duplication, an amount equal to the sum of (i) consolidated net income or loss of Borrower for such period, plus (ii) an amount

Appendix 5

equal to the amount of depreciation expenses, amortization expense (including the amortization of goodwill), accrued non-cash interest expense and all other non-cash charges deducted in arriving at such consolidated net income or loss, plus (iii) an amount equal to the aggregate net cash proceeds of the sale, lease, transfer or other disposition of assets by Borrower during such period (exclusive of the proceeds derived from the Vision Product Line) to the extent not required to be applied to mandatory prepayments or payments on the Loans, plus (iv) an amount equal to the net loss on the sale, lease, transfer or other disposition of assets by Borrower during such period to the extent deducted in arriving at such consolidated net income or loss, plus (v) without duplication of other items included in this definition, an amount equal to any tax refunds or credits received by Borrower during such period, less (vi) an amount equal to the permitted Capital Expenditures of Borrower for such period, less (vii) an amount equal to the sum of all regularly scheduled payments and optional and mandatory prepayments of principal on Indebtedness for money borrowed of Borrower (other than on the Loans) actually made during such period to the extent permitted hereunder, less (viii) an amount equal to the net gain on the sale, lease, transfer or other disposition of assets by Borrower during such period (exclusive of any gain realized on the sale of the Vision Product Line) to the extent included in arriving at such consolidated net income or loss, less (ix) dividends paid in respect of the FGC Preferred Stock up to an aggregate amount not to exceed $64,000 in any fiscal quarter.

         “Fair Valuation” shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s length transaction.

         “FGC Preferred Stock” shall mean the 12,625 Shares Preferred Series B Convertible Stock.

         “Foreign Subsidiaries” shall mean Teltronics S.A. de C.V., organized under te lasw of Mexico, Teltronics Limited, organized under the laws of the United Kingdom, and 36371 Yukon Inc., organized under the laws of Canada.

         “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

         “Government Account” shall be defined to mean all Accounts and Receivables arising out of or with respect to any Government Contract.

         “Government Contract” shall be defined to mean all contracts with the United States Government or with any agency thereof, and all amendments thereto.

         “Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

         “Guarantor” shall mean, collectively and each individually, all guarantors of the Obligations or any part thereof.

Appendix 6

        “Guaranty” shall mean, collectively and each individually, all guarantees executed by any Guarantors.

         “Harris Note” shall mean the Amended, Restated and Consolidated Secured Promissory Note dated March 28, 2002, in the original principal amount of $6,884,355.29.

         “Hazardous Substances” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or subject to any applicable Environmental Law.

         “Indebtedness” of any Person shall mean, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which, in accordance with GAAP would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

         “Insurer” shall mean a Person that insures another Person against any costs incurred in the receipt by such other Person of services, or that has an agreement with any Borrower to compensate it for providing services to such Person.

         “Inventory” shall mean all “inventory” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

         “Landlord Waiver and Consent” shall mean a waiver/consent in form and substance satisfactory to Lender from the owner/lessor of any premises not owned by Borrower at which any of the Collateral is now or hereafter located for the purpose of providing Lender access to such Collateral, in each case as such may be modified, amended or supplemented from time to time.

         “Lien” shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

         “Loan” or “Loans” shall mean, individually and collectively, the Term Loan and all Advances under the Revolving Facility.

         “Loan Documents” shall mean, collectively and each individually, this Agreement, the Security Documents, the Stock Pledge Agreement, the Lockbox Agreements, the Uniform Commercial Code Financing Statements, the Landlord Waiver and Consents, the Borrowing Certificates, the Warrant

Appendix 7

Agreement and the Warrant and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lender in connection with any of the foregoing or the Loans, as the same may be amended, modified or supplemented from time to time.

         “Lockbox Accounts” shall mean the accounts maintained by Borrower at the Lockbox Banks into which all collections or payments on their Accounts and other Collateral are paid.

         “Material Adverse Effect” or “Material Adverse Change” shall mean any event, condition or circumstance or set of events, conditions or circumstances or any change(s) which (i) has, had or could reasonably be expected to have any material adverse effect upon or change in the validity or enforceability of any Loan Document, (ii) has been or could reasonably be expected to be material and adverse to the value of any of the Collateral or to the business, operations, prospects, properties, assets, liabilities or condition of Borrower and/or Guarantors, either individually or taken as a whole, or (iii) has materially impaired or could reasonably be expected to materially impair the ability of any Borrower or Guarantor to perform the Obligations or to consummate the transactions under the Loan Documents executed by such Person.

         “Minimum Termination Fee” shall mean (for the time period indicated) the amount equal to (i) 3% of the Facility Cap, if the date of notice of such termination by Borrower is after the Closing Date but before the first anniversary of the Closing Date; (ii) 2% of the Facility Cap, if the date of notice of such termination by Borrower is on or after the first anniversary of the Closing Date but before the first anniversary of the Closing Date; and (iii) 1% of the Facility Cap, if the date of notice of such termination by Borrower is on or after the second anniversary of the Closing Date.

         “Obligations” shall mean all shall mean all present and future obligations, Indebtedness and liabilities of Borrower and/or Guarantors to Lender at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents and/or Loans, including, without limitation, all applicable fees, charges and expenses and/or all amounts paid or advanced by Lender on behalf of or for the benefit of any Borrower and/or Guarantor for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

         “Payment Office” shall mean initially the address set forth beneath Lender’s name on the signature page of the Agreement, and thereafter, such other office of Lender, if any, which it may designate by notice to Borrower to be the Payment Office.

         “Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations, approvals, certificates of need, provider numbers and other rights.

         “Permitted Discretion” shall mean a determination or judgment made by Lender in good faith in the exercise of reasonable (from the perspective of a secured lender) business judgment.

         “Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

Appendix 8

         “Prime Rate” shall mean a fluctuating interest rate per annum equal at all times to the rate of interest announced publicly from time to time by Citibank, N.A. as its base rate; provided, that such rate is not necessarily the best rate offered to its customers, and, should Lender be unable to determine such rate, such other indication of the prevailing prime rate of interest as may reasonably be chosen by Lender; provided, that each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Prime Rate.

         “Revolving Facility Maturity Date” shall have the meaning assigned to such term in Section 2.2(b).

         “Security Documents” shall mean this Agreement, Collateral Patent and Trademark Assignment, Lockbox Agreements, Uniform Commercial Code Financing Statements and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

         “Series C Preferred Stock” shall mean the 40,000 Shares Preferred Series C Convertible Stock.

         “Stock Pledge Agreement” shall mean, collectively and each individually, (i) that certain Stock Pledge Agreement by and between Borrower and Lender executed in connection herewith, and (ii) if applicable, all stock pledge agreements executed by and between Lender and any Guarantors, in each case as such may be modified, amended or supplemented from time to time.

         “Subsidiary” shall mean, (i) as to Borrower, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by Borrower or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person’s Subsidiaries.

         “Term” shall mean the period commencing on the date set forth on the first page hereof and ending on the date that is three (3) years after the Closing Date.

         “Term Loan Maturity Date” shall have the meaning assigned to such term in Section 2.8.

         “Tri-Link” shall mean Tri-Link Technologies, Inc., a Canadian corporation.

        “UCC” shall mean the Uniform Commercial Code as in effect in the State of Maryland from time to time.

         “Vision Product Line” shall mean the [TBP by Borrower] of Borrower.

         “Warrant” shall have the meaning given such term in the Warrant Agreement.

         “Warrant Agreement” shall mean the Warrant Agreement dated as of the Closing Date by and between Borrower and CapitalSource Holdings LLC, as such may be modified, restated, amended or supplemented from time to time.

Appendix 9

REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT between TELTRONICS, INC. and CAPITALSOURCE FINANCE LLC Dated as of JULY 6, 2005

REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

	5.8	Tax Returns; Governmental Reports	17
	5.9	Financial Statements and Reports	17
	5.10	Compliance with Law	17
	5.11	Intellectual Property	18
	5.12	Licenses and Permits; Labor	18
	5.13	No Default	18
	5.14	Disclosure	18
	5.15	Existing Indebtedness; Investments, Guarantees and Certain Contracts	19
	5.16	Other Agreements	19
	5.17	Insurance	19
	5.18	Names; Location of Offices, Records and Collateral	19
	5.19	Non-Subordination	19
	5.20	Accounts	20
	5.21	Inventory	20
	5.22	Survival	20
VI	AFFIRMATIVE COVENANTS		21
	6.1	Financial Statements, Reports and Other Information	21
	6.2	Payment of Obligations22
	6.3	Conduct of Business and Maintenance of Existence and Assets	23
	6.4	Compliance with Legal and Other Obligations	23
	6.5	Insurance	23
	6.6	True Books	24
	6.7	Inspection; Periodic Audits	24
	6.8	Further Assurances; Post Closing	24
	6.9	Payment of Indebtedness	24
	6.10	Lien Searches	25
	6.11	Use of Proceeds	25
	6.12	Collateral Documents; Security Interest in Collateral	25
	6.13	Right of First Refusal	25
	6.14	Taxes and Other Charges	26
VII	NEGATIVE COVENANTS		26
	7.1	Financial Covenants	27
	7.2	Permitted Indebtedness	27
	7.3	Permitted Liens	27
	7.4	Investments; New Facilities or Collateral; Subsidiaries	28
	7.5	Dividends; Redemptions	28
	7.6	Transactions with Affiliates	29
	7.7	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds	29
	7.8	Truth of Statements	29
	7.9	IRS Form 8821	29
VIII	EVENTS OF DEFAULT		30
IX	RIGHTS AND REMEDIES AFTER DEFAULT		32
	7.9	Rights and Remedies	32
	9.2	Application of Proceeds	33
	9.3	Rights of Lender to Appoint Receiver	33
	9.4	Rights and Remedies not Exclusive	34

ii

X.	WAIVERS AND JUDICIAL PROCEEDINGS		34
	10.1	Waivers	34
	10.2	Delay; No Waiver of Defaults	34
	10.3	Jury Waiver	34
	10.4	Cooperation in Discovery and Litigation	35
XI.	EFFECTIVE DATE AND TERMINATION		35
	11.1	Effectiveness and Termination	35
	11.2	Survival	36
XII.	MISCELLANEOUS		36
	12.1	Governing Law; Jurisdiction; Service of Process; Venue	36
	12.2	Successors and Assigns; Participations; New Lenders	36
	12.3	Application of Payments	37
	12.4	Indemnity	37
	12.5	Notice	38
	12.6	Severability; Captions; Counterparts; Facsimile Signatures	38
	12.7	Expenses	38
	12.8	Entire Agreement	39
	12.9	Lender Approvals	39
	12.10	Confidentiality and Publicity	39
	12.11	Release of Lender	40

iii